UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ePlus inc.
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Notice of 2020 Annual Meeting of Shareholders
and
Proxy Statement

EPLUS INC.

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

When:	Where:

September 15, 2020 8:00 a.m. ET	ePlus Headquarters 13595 Dulles Technology Drive Herndon, Virginia 20191

We at ePlus inc. (“ePlus” or the “Company”) are pleased to invite you to our 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”). Although we currently plan to meet in person, ePlus will prioritize the health and wellbeing of our shareholders, directors, and employees in the midst of the COVID-19 outbreak. If appropriate, we may hold our 2020 Annual Meeting virtually over the Internet, at the above date and time, via live audio webcast. If we decide to conduct the 2020 Annual Meeting virtually, we will announce this change through a press release, the filing of additional solicitation material, and on our website. We will provide instructions as to how you or your proxy holder may participate, vote, and examine a list of shareholders of record at the virtual 2020 Annual Meeting at that time.

Items of Business:

1.	Elect as directors the eight nominees named in the attached proxy statement, each to serve an annual term, and until their successors have been duly elected and qualified;
2.	Hold an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement;
3.	Ratify the selection of our independent registered accounting firm; and
4.	Transact such other business as may properly come before the 2020 Annual Meeting, and any postponements or adjournments thereof.

Record Date:

All Shareholders are welcome to attend the 2020 Annual Meeting. Holders of our common stock at the close of business on July 22, 2020, are entitled to notice of, and to vote at, the 2020 Annual Meeting.

How to Vote:

Your vote is important to us. Please see “Voting Information” on page 3 for instructions on how to vote your shares.

These proxy materials are first being distributed on or about August 3, 2020.

August 3, 2020	By Order of the Board of Directors
Erica S. Stoecker

Corporate Secretary, General Counsel, & Chief Compliance Officer

IMPORTANT NOTICE
Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 15, 2020:

ePlus’ Proxy Statement for the 2020 Annual Meeting, and its Annual Report for the Fiscal Year Ended March 31, 2020,
are Available Online at www.edocumentview.com/plus.

PROXY STATEMENT TABLE OF CONTENTS

Principal Shareholders	17
Delinquent Section 16(a) Reports	17
EXECUTIVE OFFICERS	18
EXECUTIVE COMPENSATION	18
PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation	18
COMPENSATION COMMITTEE REPORT	19
COMPENSATION DISCUSSION AND ANALYSIS	20
OVERVIEW	20
Fiscal Year 2020 Financial Highlights	20
Our Executive Compensation Program	20
Our Executive Compensation Practices	21
2019 Say-On-Pay Vote	21
Long-Term Cash Incentive Compensation	22
WHAT WE PAY AND WHY	22
Fiscal Year 2020 Executive Compensation Decisions	22
Base Salary	22
Annual Cash Incentive Awards	22
Long-Term Incentive Program	24
Other Elements of Our Fiscal Year 2020 Executive Compensation Program	25
HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS	27
Role of the Board and Compensation Committee, and our Executive Officers	27
Guidance from the Compensation Committee’s Independent Compensation Consultant	27
Comparison Peer Groups	28
Alignment of Senior Management Team to Drive Performance	29
2020 EXECUTIVE COMPENSATION	30
2020 Summary Compensation Table	30
2020 Grants of Plan-Based Awards Table	31
Outstanding Equity Awards at 2020 Fiscal Year End	32
Fiscal Year 2020 Options Exercised and Stock Vested	32
Employment Agreements, Severance, and Change in Control Provisions	33
2020 Pay Ratio Disclosure	36
EQUITY COMPENSATION PLAN INFORMATION	37
PROPOSAL 3 – Ratification of the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending March 31, 2021	37
AUDIT COMMITTEE REPORT	38
Independent Registered Public Accounting Firm Fees and Independence	39
FREQUENTLY ASKED QUESTIONS CONCERNING THE 2020 ANNUAL MEETING OF SHAREHOLDERS	40

PROXY STATEMENT SUMMARY

2020 Annual Meeting

Who:	Shareholders as of the Record Date, July 22, 2020
What:	See detailed Proposals on pages 8, 18 and 37, and summaries below
When:	September 15, 2020, 8:00 a.m. ET
Where:	ePlus’ Corporate Headquarters, 13595 Dulles Technology Drive, Herndon, Virginia, 20171
How:	Internet/Mobile, Phone, Mail, In Person (see Voting Information beginning on page 3 for details)

Although we currently plan to meet in person, ePlus will prioritize the health and well-being of our shareholders, directors, and employees in the midst of the COVID-19 outbreak. If appropriate, we may hold our 2020 Annual Meeting virtually over the Internet, at the above date and time, via live audio webcast. If we decide to conduct the 2020 Annual Meeting virtually, we will announce this change through a press release, the filing of additional solicitation material, and on our website. We will provide instructions as to how you or your proxy holder may participate, vote, and examine a list of shareholders of record at the virtual 2020 Annual Meeting at that time.

Who We Are and What We Do

ePlus is a leading solutions provider delivering actionable outcomes for organizations by using information technology and consulting solutions to drive business agility and innovation. Leveraging our engineering talent, we assess, plan, deliver, and secure solutions comprised of leading technologies and consumption models aligned with our customers’ needs. Our expertise and experience allow us to craft optimized solutions that take advantage of the cost, scale, and efficiency of private, public, and hybrid cloud in an evolving market. We also provide consulting, professional, managed, staffing, and complete lifecycle management services, including flexible financing solutions. Headquartered in Virginia, with offices throughout the United States, Europe, and Asia-Pacific, we have been in the business of selling, leasing, financing, and managing information technology and other assets for more than 30 years, and our more than 1,500 employees engineer transformative technology solutions for the most visionary companies in the world. For more information about our business, visit our website at www.eplus.com.

2020 Annual Meeting at a Glance

Our Board of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

ePlus’ Board of Directors (the “Board of Directors” or “Board”) was reduced to eight members following the September 2019 retirement of three of its directors, Phillip G. Norton, Lawrence S. Herman, and Terrence O’Donnell. The Board is currently composed of six directors who are “independent,” and two directors who are not “independent,” within the meaning of NASDAQ’s listing standards. The two current directors who are not “independent” within NASDAQ’s listing standards are:

•	Our Chief Executive Officer and President (“CEO”), Mark Marron, and

•	Our founder, Bruce Bowen, who retired from the Company effective May 1, 2018, and continues to serve on our Board of Directors.

In September 2019, our Lead Independent Director, C. Thomas Faulders, was appointed Chairman of the Board, and he continued to provide leadership to the Company and its Board in fiscal year 2020.

The Board’s Nominating and Corporate Governance Committee has recommended to the Board, and the Board has nominated each of our sitting directors for election at our 2020 Annual Meeting, having found they each possess the requisite knowledge, skills, and abilities to oversee the Company’s long-term business objectives.

		ePlus 2020 Director Nominees
		Board Committees
Name	Age	Audit	Compensation	Nominating & Corporate Governance	Number of Other Public Company Boards	Independent Director
Bruce M. Bowen	68				0
John E. Callies	66	X	Chair		0	X
C. Thomas Faulders, III, Chairman	70	X	X		0	X
Eric D. Hovde	56		X	Chair	1	X
Ira A. Hunt, III	64		X	X	0	X
Mark P. Marron, CEO and President	59				0
Maureen F. Morrison	66	Chair		X	2	X
Ben Xiang	35	X	X		0	X

More information about our Board, including their biographies, is available in Proposal 1 – Election of Directors below.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES – see Proposal 1 – Election of Directors below, for details.

Our Executive Officers’ Compensation

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

Our executive compensation philosophy is to reward performance in alignment with our shareholders’ long-term interests, and to promote and maintain stability within the executive team by issuing restricted stock with multi-year vesting terms.

For the fiscal year ended March 31, 2020, our named executive officers were CEO and President, Mark P. Marron; Chief Financial Officer (“CFO”), Elaine D. Marion; and Chief Operating Officer (“COO”), Darren S. Raiguel. Each received a base salary, short- and long-term cash incentive compensation, and long-term equity-based incentive compensation. For detailed information about our executive compensation practices, see our Compensation Discussion and Analysis.

Last year, our shareholders approved the Company’s say-on-pay proposal with approximately 91% of the votes cast in its favor. The Compensation Committee considered this approval in determining that our executive compensation philosophies and objectives continue to be appropriate, and did not require changes in response to the 2019 say-on-pay vote.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF EXECUTIVE COMPENSATION

Our Independent Registered Public Accounting Firm

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has selected Deloitte & Touch LLP (“Deloitte”) as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2021. Deloitte has served as the Company’s independent registered public accounting firm since 1990, and the Board recommends that shareholders vote to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. For more information about Deloitte, see Proposal 3 – Ratification of the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending March 31, 2021.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE.

VOTING INFORMATION

We are using the “Notice and Access” method of furnishing proxy materials to you over the Internet. The Securities and Exchange Commission’s (“SEC”) Notice and Access rules permit us to furnish our shareholders with proxy materials, including this proxy statement and our Annual Report on Form 10-K for fiscal year 2020, by providing access to such documents on the Internet instead of mailing printed copies. We believe that this process will provide you with convenient and efficient access to your proxy materials so you may vote your shares, while allowing us to reduce the environmental impact of our 2020 Annual Meeting and the costs of printing and distributing the proxy materials. On or about August 3, 2020, we mailed our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing our proxy statement and Annual Report on Form 10-K. The Notice also identifies the items to be voted on at the 2020 Annual Meeting and provides instructions for voting and instructions for requesting a printed copy of the proxy materials. Most shareholders will not receive printed copies of the proxy materials unless they request them. If you would like to receive printed or electronic copies of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Who May Vote

You are eligible to vote at the 2020 Annual Meeting if you were a shareholder of record of ePlus inc. as of the close of business on July 22, 2020, the record date (“Record Date”) for our 2020 Annual Meeting.

Vote Today

Cast your vote as soon as possible on all of the proposals listed below to ensure your shares are represented.

Proposal		More Information	Board Recommendation
1	Election of Directors	Page 8	FOR each Director Nominee
2	Advisory Vote to Approve Named Executive Officers' Compensation	Page 18	FOR
3	Ratification of Independent Registered Public Accounting Firm	Page 37	FOR

Vote in Advance of the 2020 Annual Meeting

Even if you plan to attend the 2020 Annual Meeting in person, read this proxy statement with care and cast your vote as soon as possible, as described below. For shareholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank, or other nominee, you will receive voting instructions from your broker, bank, or other nominee, including whether telephone or Internet voting options are available.

•	Vote your shares online at www.investorvote.com/plus until 11:59 p.m. ET on September 14, 2020.
•	Vote your shares by toll-free telephone call by calling 1-800-652-VOTE (8683) until 11:59 p.m. ET on September 14, 2020.
•	Vote your shares by mail; mark, sign, and date your proxy card, and return it in the postage-paid envelope (must be received by 8:00 a.m. ET on September 15, 2020).

Vote at the 2020 Annual Meeting

You may vote in person at the 2020 Annual Meeting, which will be held on September 15, 2020, at 8:00 a.m. ET at ePlus’ Corporate Headquarters, 13595 Dulles Technology Drive, Herndon, Virginia, 20171.

Although we currently plan to meet in person, ePlus will prioritize the health and wellbeing of our shareholders, directors, and employees in the midst of the COVID-19 outbreak. If appropriate, we may hold our 2020 Annual Meeting virtually over the Internet, at the above date and time, via live audio webcast. If we decide to conduct the 2020 Annual Meeting virtually, we will announce this change through a press release, the filing of additional solicitation material, and on our website. We will provide instructions as to how you or your proxy holder may participate, vote, and examine a list of shareholders of record at the virtual 2020 Annual Meeting at that time.

If you hold your shares through a broker, bank, or other nominee and would like to vote in person at the 2020 Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) that provide a framework for effective corporate governance. The Guidelines outline our Board of Directors’ operating principles, and the composition and working processes of our Board and its committees. Our Nominating and Corporate Governance Committee periodically reviews our Guidelines and developments in corporate governance, and, if appropriate, recommends proposed changes for Board approval.

Our Guidelines and other corporate governance documents, including bylaws, committee charters, certificate of incorporation, and our Code of Conduct and Business Partner Code of Conduct (“Business Partner Code”), are all available on our website at http://www.eplus.com/investors/corporate-governance-legal.

Independence of Our Board of Directors

Under our Guidelines and NASDAQ’s listing standards, a majority of our Board members must be “independent.” The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in NASDAQ’s listing standards, and considers all relevant facts and circumstances.

Pursuant to NASDAQ’s independence criteria, a director is not “independent” if she or he has one or more of the relationships specifically enumerated in NASDAQ’s listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the Board’s opinion, would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that Messrs. Callies, Hunt, Faulders, Hovde,  Xiang, and Ms. Morrison, are “independent” under the applicable NASDAQ listing standards.  The Board also affirmatively determined that Messers. Herman and O’Donnell, who served as directors until September 18, 2019, were, at the time they served as directors, “independent” under the applicable NASDAQ listing standards.

Leadership Structure of Our Board of Directors

The Board regularly reviews the effectiveness of the Company’s structure, and on at least an annual basis examines what form of structure is in the best interest of our shareholders. Currently, C. Thomas Faulders serves as our Chairman. The Board has determined that a structure with a separation of the Chairman and CEO roles will enable the Board to best carry out its roles and responsibilities on behalf of ePlus’ shareholders. Additionally, the Board believes that this will further support the CEO’s focusing on operating and managing ePlus, while leveraging the Chairman’s experience and perspective.

The Board also regularly reviews its committee structure. All of the Board’s standing committees – Audit, Compensation, and Nominating and Corporate Governance – are comprised entirely of independent directors, which further complements the Board’s oversight role.

Board Committees

Our Board has three standing committees: (1) Audit, (2) Compensation, and (3) Nominating and Corporate Governance. Each committee’s charter is available on our website at http://www.eplus.com/investors/corporate-governance-legal/committee-charters. Additional information about each committee is below.

Compensation Committee

Chair:
John E. Callies

Other Committee Members:
Ira A. Hunt, C. Thomas Faulders, Eric D. Hovde,
Ben Xiang

Meetings Held in Fiscal Year 2020: 5

Independence:
Each member of the Compensation Committee meets the compensation committee independence requirements of NASDAQ and the Exchange Act rules, as well as the non-employee director requirements of Exchange Act Rule 16b-3, and the outside director requirements under the Internal Revenue Code (“IRC”) Section 162(m).

Primary Responsibilities:
Our Compensation Committee is responsible for, among other things: (1) reviewing and approving, and recommending for Board ratification, the corporate goals and objectives applicable to the compensation of the Company’s CEO and other executive officers; (2) reviewing and approving and, if required by law, recommending for Board approval incentive compensation and equity-based plans, and, where appropriate or required, recommending such plans for shareholder approval; (3) reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing the relationship between risk management policies and practices and executive compensation, and evaluating policies and practices that could mitigate any such risk; (4) reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) and related executive compensation information, and recommending the same for inclusion in the Company’s proxy statement or Annual Report; (5) reviewing and recommending for Board approval the frequency with which the Company conducts Say on Pay votes, and approving proposals regarding the Say on Pay Vote; (6) directly responsible for the appointing, compensating, and overseeing of any work of any Compensation consultant, legal counsel, or other advisor the Committee retains; 7) overseeing management’s development and succession planning; and (8) reviewing and approving, or reviewing and recommending for Board approval, employment agreements and severance/change in control agreements for the Company’s executive officers.

Nominating and Corporate Governance Committee

Chair:
Eric D. Hovde, effective September 18, 2019
Lawrence S. Herman, retired September 18, 2019

Other Committee Members:
Ira A. Hunt, Maureen F. Morrison,
Terrence O’Donnell, retired September 18, 2019

Meetings Held in Fiscal Year 2020: 5

Independence:
Each member of the Nominating and Corporate Governance Committee meets NASDAQ’s independence requirements.

Primary Responsibilities:
Our Nominating and Corporate Governance Committee is responsible for, among other things: (1) selecting and recommending nominees for director to the Board; (2) recommending committee composition to the Board ; (3) overseeing the evaluation of the Board and each of its committees; (4) reviewing and recommending compensation of non-employee directors to the Board; (5) reviewing our related party transaction policy, and any related party transactions; and (6) reviewing and assessing the adequacy of our corporate governance framework, including our Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines, and making recommendations to the Board as appropriate.

Audit Committee

Chair:
Maureen F. Morrison, effective September 18, 2019
Terrence O’Donnell, retired September 18, 2019

Other Committee Members:
John E. Callies, C. Thomas Faulders, Ben Xiang
Lawrence S. Herman, retired September 18, 2019

Meetings Held in Fiscal Year 2020: 9

Independence:
Each Audit Committee member meets the audit committee independence requirements of NASDAQ and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules.

Qualifications:
Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements.

In addition, the Board has determined that C. Thomas Faulders and Maureen F. Morrison meet the definition of an “audit committee financial expert” under the Exchange Act rules.

Primary Responsibilities:
Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, and overseeing the work of the independent auditor engaged to prepare or issue audit reports and perform other audit, review, or attest services for the Company; (2) discussing the annual audited financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), and recommending to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K; (3) discussing the Company’s unaudited financial statements and related footnotes and the MD&A portion of the Company’s Form 10-Q for each interim quarter with management and the independent auditor, as appropriate; (4) overseeing the Company’s internal audit function; and (5) discussing the earnings press releases and financial information and earnings guidance, if any, provided to analysts and ratings agencies with management and/or the independent auditor, as appropriate.

Board and Committee Meetings

Our directors are expected to attend meetings of the Board and applicable committees. During our fiscal year ended March 31, 2020, the Board held seven meetings. Each of our directors attended all meetings of the Board and the committees on which she or he served. Although we do not have a formal policy requiring directors to attend our Annual Meetings, we encourage their attendance. All of our directors attended our September 2019 Annual Meeting of Shareholders.

Board of Directors’ Role in Risk Oversight

The Board oversees the Company’s enterprise risk management process. Management reviews the process with the Board on a periodic basis, including identifying key risks and steps taken to monitor or mitigate those risks. In addition, the Board’s standing committees—Audit, Compensation, and Nominating and Corporate Governance—assist the Board in discharging its oversight duties as described below. Accordingly, while each of the committees contributes to the risk management oversight function by assisting the Board in the manner outlined below, the Board itself remains responsible for overseeing the Company’s risk management program.

The Audit Committee discusses with management and/or the independent auditor, as appropriate, risks related to the Committee’s roles and responsibilities as described in its charter.

The Compensation Committee reviews risks related to the subject matters enumerated in its charter, including the Company’s compensation programs and plans, and incentive compensation and equity plans.

The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible, primarily corporate governance matters and related party transactions.

Code of Conduct

We are committed to behaving ethically. Our Code of Conduct, which applies to all our directors and employees, is available on our website at http://www.eplus.com/investors/corporate-governance-legal/code-of-conduct. If we make any substantive amendments to the Code of Conduct, or grant any waiver from a provision to our executive officers, we will disclose the nature of such amendment or waiver on our website, or in a Current Report on Form 8-K. We also have a Business Partner Code, which clarifies our expectations in the areas of business integrity, labor practices, health and safety, and environmental management. The Business Partner Code complements our Code of Conduct, and is available on our website at http://www.eplus.com/investors/corporate-governance-legal/business-partner-code-of-conduct. We expect our suppliers, vendors, contractors and subcontractors, agents, and other providers of goods and services for ePlus-affiliated entities worldwide to follow our Business Partner Code.

Hedging, Short Sales, and Pledging Policies

Our Insider Trading Policy applies to our directors and employees, as well as family trusts or similar entities controlled by or benefiting individuals subject to the Insider Trading Policy. The policy prohibits directors, officers, and employees who are Insiders (as defined in the policy), from hedging transactions involving Company securities, and it also prohibits transactions that establish downside price protection, including short sales, and buying or selling put options, call options, or other derivatives of Company securities. The policy prohibits Insiders from holding securities in a margin account or pledges as collateral, except in certain circumstances with pre-approval from our General Counsel.

Communications with the Board of Directors

Shareholders who desire to communicate with the Board or its committees may do so by writing to them at the Company’s headquarters at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171. Correspondence may be addressed to the collective Board, or to any of its individual members or committees. Any such communication is promptly distributed to the director(s) named therein unless such communication is considered, either presumptively or in the reasoned judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that do not relate to the Company, and unsolicited advertising, spam, or junk mail.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of five independent directors. No member of the Compensation Committee is a current or former officer or employee of the Company, or any of its subsidiaries. During the fiscal year ended March 31, 2020, no member of the Compensation Committee had a relationship that required disclosure under the SEC rules as a related party transaction. Also, during the fiscal year none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board, or the Company’s Compensation Committee.

Related Party Transactions

Two sons of our former Chairman, Phillip G. Norton, who served as a director during fiscal year 2020, are employed by the Company’s subsidiary, ePlus Government, inc. The first son, who serves as its President, received $743 thousand in compensation during the fiscal year ended March 31, 2020. Approximately 30% percent of his cash compensation was base salary, and the remainder was a bonus based on performance factors such as lease origination and profitability. During the fiscal year ended March 31, 2020, he also received a grant of 1,109 shares of restricted stock, that will vest on the same schedule as his peers, annually in equal one-thirds beginning on the first anniversary of the grant. The second son serves as its Vice President of Vendor Programs, and received approximately $1,139 thousand in base salary and commissions during the fiscal year ended March 31, 2020. The commissions are paid in accordance with our commission plan and constitute more than 93% of his compensation total.

Mr. O’Donnell, who served as a director during fiscal year 2020, has a son-in-law serving as Senior Account Executive at ePlus Group, inc. who received compensation of approximately $300 thousand in the fiscal year ended March 31, 2020. Less than 26% of his compensation was salary, and the remainder was commission earned in accordance with our commission plan.

Our Nominating and Corporate Governance Committee regularly reviews our written policy regarding the approval and/or ratification of related party transactions, which applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any year, and any related party has a direct or indirect interest, with certain exceptions enumerated in the policy. Generally, such exceptions include transactions that would not require disclosure under SEC Regulation S-K Item 404(a). For purposes of the policy, “related parties” consist of the Company’s directors, director nominees, executive officers, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of a director, director nominee, or executive officer.

The Nominating and Corporate Governance Committee only approves related party transactions that, under all of the circumstances, are fair to the Company, and may impose such conditions as it deems appropriate regarding the transaction.

We also require that each executive officer and director complete an annual questionnaire and report all transactions with us in which they or their immediate family members had or will have a direct or indirect material interest, which are then reviewed by our General Counsel and experienced SEC counsel. We are not aware of any related party transactions requiring disclosure under Regulation S-K Item 404(a) since the beginning of fiscal year 2020 that have not been pre-approved or ratified pursuant to this policy.

No Stockholder Rights Plan

The Company does not maintain a stockholder rights plan (commonly referred to as a “poison pill”).

PROPOSAL 1 – Election of Directors

Adopting the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated eight of its current directors—Ms. Morrison, and Messrs. Bowen, Callies, Faulders, Hovde, Hunt, Marron and Xiang—to be elected to serve until the 2021 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. Biographical information as of July 22, 2020, for each nominee is provided herein.

Unless otherwise instructed or authority to vote is withheld, all signed proxies will be voted to elect the Board’s nominees. Each of the nominees has agreed to be named in this proxy statement and serve if elected, and we know of no reason why any of the nominees would be unable to serve. If, however, any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (such events are not anticipated), the proxy holders will vote for the election of such other person or persons as the Board nominates.

Director Nomination Process

The Board of Directors is responsible for determining the appropriate number of Board members, nominating individuals for election to the Board, and filling vacancies on the Board that may occur between annual meetings of shareholders. The Nominating and Corporate Governance Committee is responsible for identifying and screening potential candidates, and recommending qualified candidates to the Board for nomination. Third-party search firms may be retained to identify individuals that meet the Nominating and Corporate Governance Committee’s criteria, however, during the fiscal year ended March 31, 2020, no third-party search firms were used. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in the same manner in which it evaluates candidates it identifies, if such recommendations are properly submitted to the Company. Shareholders wishing to recommend nominees for election to the Board should submit their recommendations in writing by mail to our Corporate Secretary, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171.

Director Qualifications

In selecting director candidates, the Nominating and Corporate Governance Committee and the Board of Directors consider the individual candidates’ qualifications and skills, as well as the Board’s composition as a whole. Under our Guidelines, the Nominating and Corporate Governance Committee and the Board consider the following attributes for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:

•	Unquestioned personal ethics and integrity;
•	Specific skills and experience that aligns with ePlus’ strategic direction and operational initiatives, and complements the Board’s overall composition;
•	Multiple dimensions of diversity;
•	Core business competencies of high achievement and a record of success;
•	Financial literacy, exposure to best practices, and track-record of making good business decisions;
•	Interpersonal skills that maximize group dynamics; and
•	Enthusiasm about ePlus and sufficient time to become fully engaged.

2020 Nominees for Election to the Board of Directors

The following biographies describe the director nominees’ business experience, including their specific experiences and qualifications that, collectively, strengthen the Board’s qualifications, skills, and experience.

The Board expects that each of the nominees will be available for election as a director and, if elected, will serve for a term expiring at the Annual Meeting of Shareholders in 2021, and until their successors have been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES
FOR ELECTION AS DIRECTORS:

Bruce M. Bowen Director Age 68	Director of ePlus since: 1990 Committees: None Other Public Company Directorships: None

Mr. Bowen founded our company in 1990 and served as our President until September 1996. Beginning in September 1996 and until March 2014, Mr. Bowen served as our Executive Vice President and from September 1996 to June 1997 also served as our Chief Financial Officer. In March 2014, Mr. Bowen stepped down as Executive Vice President, and he retired as an employee of the company in May 2018.   However, he continues to serve on the Board, as he has since our founding.

Prior to founding the Company, he served as Senior Vice President of PacifiCorp Capital, Inc., which was an equipment leasing company.  In the past, he has served as Chairman of the Association for Government Leasing and Finance as well as various committees of the Equipment Leasing and Finance Association, which gave him a broad understanding of issues affecting our industry. During his leasing career, Mr. Bowen has participated in equipment lease financing in excess of $3 billion, involving many major vendors as well as government contractors. Mr. Bowen is a graduate of the University of Maryland for both his undergraduate degree in finance, and his master’s degree in business administration in finance.  Throughout his leasing career, he has been responsible for finance and funding, and sales and operations activities, providing the Board with a vast array of knowledge in a multitude of industry-specific areas.

C. Thomas Faulders, III Chairman Age 70	Director of ePlus since: 1998 Committees: Audit and Compensation Other Public Company Directorships: None

Mr. Faulders was the President and Chief Executive Officer of the University of Virginia Alumni Association from 2006 to 2017. Prior to that, Mr. Faulders served as the Chairman and Chief Executive Officer of LCC International, Inc. from 1999 to 2005 and as Chairman of Telesciences, Inc., an information services company, from 1998 to 1999. From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer, and Chief Financial Officer of BDM International, Inc., a prominent systems integration company. Mr. Faulders also served as the Vice President and Chief Financial Officer of COMSAT Corporation, an international satellite communication company, from 1992 to 1995. Prior to this, Mr. Faulders served in a variety of executive roles at MCI, including Treasurer and Senior Vice President of Marketing. He has served on numerous boards in the past and has held roles as chairs of compensation, audit and governance committees. He is a 1971 graduate of the University of Virginia and in 1981 received a Masters of Business Administration from the Wharton School of the University of Pennsylvania. The Board believes Mr. Faulders’ extensive executive and financial experience in the telecommunications and high tech sectors, along with his experience as Chief Financial Officer of a public company, enables him to provide considerable financial expertise, business management and operational knowledge, insight and guidance to the Board. He qualifies as an audit committee financial expert within the meaning of SEC regulations.

Eric D. Hovde Independent Director Age 56	Director of ePlus since: 2006 Committees: Compensation and Nominating and Corporate Governance Other Public Company Directorships: None.

Eric D. Hovde.   Mr. Hovde is an active entrepreneur who has started and manages numerous business enterprises. Mr. Hovde is the Chairman and CEO of H Bancorp LLC, a private bank holding company that he and former executive of Hovde Private Equity Advisors founded in 2014. He has served as a director on numerous bank boards throughout his career and has been serving on the board of H Bancorp’s largest holding –  Sunwest Bank since 2016, where he is also the CEO. Additionally, since 2014, Eric serves as the CEO and co-owner of Hovde Properties, LLC, a real estate development and management company, located in Madison, WI. In addition, Mr. Hovde founded and previously managed both Hovde Financial, an investment banking firm, and since 1994, Hovde Capital Advisors, an asset management company. Since 1998, Mr. Hovde, along with his brother Steve, established and continue to fund the Hovde Foundation. The foundation supports numerous charitable activities but has two central missions. Building and funding Hovde Homes which operate around the globe to care for children suffering from abuse, abandonment, as well as children who have been rescued from slavery. The second mission is funding clinical research to find a cure for Multiple Sclerosis. Mr. Hovde earned degrees in Economics and International Relations at the University of Wisconsin.  The board believes that Mr. Hovde’s expertise in the financial services industry, investment management areas and business operations, as well as his experience on other company boards, bring valuable insight to the board.

John E. Callies Independent Director Age 66	Director of ePlus since: 2010 Committees: Audit and Compensation Other Public Company Directorships: None

Mr. Callies is a Senior Advisor to McKinsey and Company, and also serves on the Advisory Board of the Leeds School of Business at the University of Colorado. Previously, he was employed by IBM in various capacities for thirty-four years. Mr. Callies served as general manager of IBM Global Financing from 2004 until his retirement in June 2010. With operations in 55 countries supporting 125,000 clients, Mr. Callies led the world’s largest information technology financing and asset management organization and was responsible for business direction and management of a portfolio of nearly $35 billion in total assets. As vice president, marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM. In 2003, Mr. Callies was appointed vice president, marketing and strategy, of IBM Systems Group. Prior to that, beginning in 1996 when he was named general manager, small and medium business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies has filled roles in marketing and marketing management. In 1991 he was named general manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing. Mr. Callies is a former Chair of the Board of Governors of Fairfield Preparatory School in Fairfield, Connecticut and former member of the Advisory Board of Lehigh University. Mr. Callies is a 1976 graduate of Lehigh University. The Board believes that Mr. Callies’ knowledge of our business, including the leasing sector, along with his sales, operational, strategic, international and board experience bring value to the Board.

Ira A. Hunt, III Independent Director Age 64	Director of ePlus since: 2014 Committees: Compensation and Nominating and Corporate Governance Other Public Company Directorships: None

Mr. Hunt is Managing Director and Cyber Lead for Accenture Federal Services in Arlington Virginia. Previously he was Chief Architect for Bridgewater Associates, a hedge fund located in Westport, Connecticut and President and Chief Executive Officer of Hunt Technology, LLC, a private consulting practice focused on strategic IT planning, cyber and data-centric security, big data analytics, and cloud computing. In October 2013, after a 28-year career, Mr. Hunt retired from the Central Intelligence Agency (the “CIA”) as their Chief Technology Officer. Prior to that, Mr. Hunt served as Director, Application Services, of one of the largest business units in the CIA. Mr. Hunt began his CIA career in 1985 as an analyst in the CIA’s Directorate of Intelligence and subsequently served in positions of increasing responsibility across the organization to include: the Directorate of Intelligence, DCI’s Non-Proliferation Center, Crime Narcotics Center, and Open Source Program Office, and CIO. Mr. Hunt began his career in 1979 working as an aerospace engineer for Rockwell International and General Research Corporation. Mr. Hunt currently serves on the Board of Directors for Mission Link, a non-profit organization. He holds a Bachelor of Engineering and Masters of Engineering in Civil/Structural Engineering from Vanderbilt University in Nashville, Tennessee. The Board believes that Mr. Hunt’s extensive knowledge of the technology industry, including strategic IT planning, cyber and data-centric security, big data analytics, cloud computing, and IT architecture and environment, bring industry expertise to our Board.

Mark P. Marron Director, CEO and President Age 59	Director of ePlus since: 2018 Committees: None Other Public Company Directorships: None

Mr. Marron became the CEO and President of ePlus inc. on August 1, 2016, and was appointed to the Board on November 14, 2018. He began his career at ePlus in 2005 as Senior Vice President of Sales and became COO in 2010. A 30-year industry veteran, he was formerly with NetIQ where he held the position of Senior Vice President of Worldwide Sales and Services. Prior to joining NetIQ, Mr. Marron served as General Manager of Worldwide Channel Sales for Computer Associates International Inc., a provider of software and services that enables organizations to manage their IT environments. Mr. Marron has extensive experience throughout North America, Europe, the Middle East, and Africa and holds a Bachelor of Science degree in Computer Science from Montclair State University. Mr. Marron’s role as CEO provides the Board with access to an experienced executive with a thorough understanding of our business and the industry.

Maureen F. Morrison Independent Director Age 66	Director of ePlus since: 2018 Committees: Audit and Nominating and Corporate Governance Other Public Company Directorships: Asbury Automotive Group Inc. and Safeguard Scientifics, Inc.

Maureen F. Morrison joined the ePlus Board of Directors in June 2018. She is a highly-accomplished senior executive leader who retired in 2015 from a career as an audit partner at PricewaterhouseCoopers, LLP. At PwC, Ms. Morrison worked with prominent, private equity backed entities and multibillion-dollar global technology corporations. She has diversified experience in software, IT-enabled solutions and consulting, hardware, and manufacturing. As a highly-respected financial and accounting professional, Ms. Morrison has extensive experience in corporate boardrooms, advising Audit Committees of midcap public companies, private equity-backed entities, and Fortune 500 companies.

Ms. Morrison currently is a member of two other for-profit boards: Asbury Automotive Group, where she is the Chair of the Audit Committee and a member of the Compensation and Capital Allocation & Risk Management Committees; and Safeguard Scientifics, Inc., where she serves as Chair of the Audit Committee and a member of the Compensation and the Nominating & Corporate Governance Committees. She also presently serves on the Education Committee for The Alliance Theater in Atlanta, Georgia, and previously served on their Finance Committee. She holds a Bachelor of Arts in Business Administration with a concentration in Accounting from Rutgers University.  The Board has determined that as a result of her broad experience with complex accounting, financial and risk-related issues, as well as her experience on public company boards, Ms. Morrison is well-qualified to assist in the adutior oversight funcation as an Audit Committee member, and as a member of the Board.

Ben Xiang Independent Director Age 35	Director of ePlus since: 2019 Committees: Audit and Compensation Other Public Company Directorships: None

Since September 2019, Mr. Xiang has served as interim Chief Information Officer of Sunwest Bank, and also serves in a consulting role through Crescent Group, advising start-ups and established companies in digital transformation and growth. Previously, Mr. Xiang held multiple roles with Ingram Micro, the world’s largest IT distributor. From July 2017 through September 2019 Mr. Xiang was Ingram’s global executive for the Internet of Things, Artificial Intelligence, and Mixed-Reality business. In this role, he was responsible for creating a new global business unit while overseeing solution development, engineering, and go-to-market. Prior to that, he was Director of Special Projects, Office of the CEO for Ingram where he was responsible for company-wide initiatives in business operations and M&A. Mr. Xiang joined Ingram Micro in August 2012 as Senior Manager of Corporate Development and Strategy. He has extensive experience in cross-border mergers and acquisitions (M&A), post-merger integrations, and business operations. Mr. Xiang has executed M&A transactions globally in the areas of cloud computing, e-commerce, and mobility services. Prior to joining Ingram, Mr. Xiang was Managing Director of Fortress Consulting, a management consulting firm supporting Fortune 500 companies in the US, Europe, and China. In 2009, he joined the CITIC Group as Director focusing on investments in technology and media. Prior to that, Mr. Xiang worked for Sony BMG in the areas of digital strategy and transformation. Mr. Xiang has extensive experience throughout Asia Pacific and North America and holds a degree in Finance and Management from the Wharton School at the University of Pennsylvania. Since April 2015, Mr. Xiang has also been on the board of directors of Sunwest Bank. The Board believes that Mr. Xiang’s expertise of go-to-market within the IT channel, knowledge of the technology industry and emerging technology vendors, and international M&A experience bring value to the Board.

DIRECTOR COMPENSATION

The below table sets forth the compensation for the members of the Board for the fiscal year ended March 31, 2020.

Mr. Marron did not receive any additional compensation for his service as a director during our fiscal year ended March 31, 2020. Mr. Marron’s compensation is reported under “Executive Compensation” herein.

The Board’s general policy is that compensation for the non-employee directors should be a mix of cash and equity-based compensation. For the fiscal year ended March 31, 2020, each non-employee director received an annual cash retainer of $82,500, reflecting four quarterly payments of $20,625, or, alternatively, at the director’s election, the same amount in non-forfeitable restricted stock in lieu of cash. Beginning with his appointment as Chairman, Mr. Faulders, also annually receives additional cash compensation of $50,000, which is paid quarterly in equal amounts of $12,500. In addition, each director received $76,818 in restricted stock, which vests in equal installments on the first- and second-year anniversaries of the grant. The restricted stock is rounded down to avoid a fractional share award.

Directors are also reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings and the 2020 Annual Meeting.

2020 Director Compensation Table

The tables below show compensation for all directors except for Mr. Marron, whose compensation is in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Bruce Bowen (1)	82,327	76,818	-	-	159,145
John E. Callies	82,500	76,818	-	-	159,318
C. Thomas Faulders, III (4)	109,266	76,818	-	-	186,085
Eric D. Hovde	82,467	76,818	-	-	159,285
Ira A. Hunt, III	82,500	76,818	-	-	159,318
Maureen F. Morrison	82,500	76,818	-	-	159,318
Ben Xiang (5)	57,167	90,868	-	-	148,035
Lawrence S. Herman (6)	38,559	-	-	-	38,559
Phillip G. Norton (6)	105,163	-	-	-	105,163
Terrence O'Donnell (1)(6)	38,487	-	-	-	38,487

(1)
The above table reflects fees earned during the fiscal year 2020. Pursuant to our 2017 Non-Employee Director Long-Term Incentive Plan (“2017 Director LTIP”), directors may make a stock fee election, through which they receive shares of restricted stock in lieu of cash compensation. The stock fee elections are made on a calendar year basis, and the stock grant is made on the first business day after the end of each quarter of board services. The number of shares received is determined by dividing $20,625 (the cash compensation earned quarterly by directors) by the Fair Market Value of a share of common stock, as defined in the 2017 Director LTIP, and rounding down to avoid a fractional share.

Mr. Bowen received restricted stock instead of cash throughout the fiscal year. Mr. Hovde elected to receive stock beginning with the quarter ended March 31, 2020. Mr. O’Donnell received restricted stock instead of cash throughout the fiscal year until his September 2019 retirement. The amounts of stock granted for each quarter is shown below:

Board Service Time	Directors who received Shares in Lieu of Cash	Number of Shares Granted
April 1, 2019 - June 30, 2019	Bowen, O'Donnell	289
July 1, 2019 - September 30, 2019	Bowen	275
July 1, 2019 - September 18, 2019	O'Donnell	239
October 1, 2019 - December 31, 2019	Bowen	241
January 1, 2020 - March 31, 2020	Bowen, Hovde	358

(2)
The values in this column represent the aggregate grant date fair market values of the fiscal year 2020 restricted stock awards, computed in accordance with Codification Topic Compensation—Stock Compensation.

(3)
The table below reflects the aggregate number of unvested restricted stock shares outstanding as of
March 31, 2020, for each director except Mr. Marron, whose compensation is in the Summary Compensation Table.

Name	Unvested Restricted Stock Shares
Bruce Bowen	2,663
John E. Callies	1,386
C. Thomas Faulders, III	1,386
Eric D. Hovde	1,744
Ira A. Hunt, III	1,386
Maureen F. Morrison	1,501
Ben Xiang	1,178

(4)
Mr. Faulders receives annually a $50,000 stipend for his services as Chairman of the Board, which was pro-rated for fiscal year 2020, in addition to his cash compensation for his services as a non-employee director.

(5)
Mr. Xiang’s compensation includes an initial stock grant when he joined the Board on July 22, 2019, pro-rated in accordance with Section 7(a) of our 2017 Non-Employee Director Long Term Incentive Plan.

(6)
Messrs. Herman and Norton retired in September 2019, and did not receive the annual restricted stock grant  during the fiscal year 2020.  Mr. O’Donnell also retired in September 2019.  He did not receive the annual restricted stock grant, however, he did receive restricted stock in lieu of cash compensation for his service during the fiscal year, through his retirement, as more fully described in footnote (1) above.

Stock Ownership Guidelines

The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other shareholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. Our Nominating and Corporate Governance Committee regularly reviews the stock ownership guidelines, and compliance therewith. Pursuant to the stock ownership guidelines, which are part of our Corporate Governance Guidelines, non-employee directors are expected to reach a multiple of three times their annual cash board retainer fee within four years of joining the Board. During the fiscal year ended March 31, 2020, all directors met this requirement or are within the four-year phase-in period for meeting the ownership guidelines.

STOCK OWNERSHIP

Ownership of our Common Stock

The following tables show information regarding the beneficial ownership of our common stock by:

•	each member of our Board of Directors, each director nominee and each of our named executive officers (“NEO”);
•	all members of our Board and our executive officers as a group; and
•	each person or group who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership of shares is determined under the SEC’s rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of restricted stock that have not vested as of our Record Date are deemed outstanding and beneficially owned by the person and any group of which that person is a member because such holder has voting rights with respect to those shares. Except as footnoted below, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the following table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The percentages of beneficial ownership were calculated on the basis of 13,553,424 shares of common stock outstanding which includes 180,451 unvested restricted shares, which have voting rights, as of our Record Date.

Directors and Executive Officers

Share ownership is shown as of our Record Date of July 22, 2020.

Name (1)	Aggregate Number of Beneficial Shares	Percent of Outstanding Shares	Additional Information (2)
Bruce M. Bowen	19,404	*
Includes 10,000 shares of common stock held by Bowen Holdings LLC, a Virginia limited liability company, which is owned by Mr. Bowen and his three adult children, for which shares Mr. Bowen serves as manager.  Also includes (a) 2,782 shares  held by the Elizabeth Dederich Bowen Trust (b) 2,895 shares held by the Bruce Montague Bowen Trust, and (c) 2,815 shares of restricted stock that has not vested as of July 22, 2020.

John E. Callies	10,468	*	Includes 1,386 shares of restricted stock that has not vested as of July 22, 2020.
C. Thomas Faulders, III	19,883	*	Includes 1,386 shares of restricted stock that has not vested as of July 22, 2020.
Eric D. Hovde	46,932	*
Includes 2,040 shares of restricted stock that has not vested as of July 22, 2020.  Mr. Hovde is the managing member of Hovde Capital, Ltd., the general partner to Financial Institution Partners III LP, which owns 10,198 shares. Mr. Hovde is a trustee of The Eric D. and Steven D. Hovde Foundation, which owns 9,277 shares.

Ira A. Hunt, III	8,998	*	Includes 1,386 shares of restricted stock that has not vested as of July 22, 2020.
Maureen F. Morrison	2,014	*	Includes 1,386 shares of restricted stock that has not vested as of July 22, 2020.
Ben Xiang	1,178	*	Includes 1,083 shares of restricted stock that has not vested as of July 22, 2020.
Mark P. Marron	95,679	*	Includes (a) 47,059 shares of restricted stock that has not vested as of July 22, 2020, (b) 45,680 shares held in trust, and (c) 2,940 shares held in trust for Mr. Marron's minor children.
Elaine D. Marion	61,922	*	Includes (a) 34,567 shares held in trust, and (b) 27,143 shares of restricted stock that has not vested as of July 22, 2020.
Darren S. Raiguel	52,184	*	Includes (a) 24,207 shares held in trust, and (b) 27,977 shares of restricted stock that has not vested as of July 22, 2020.
All directors and executive officers as a group (10 persons)	318,662	2.32%

*	Less than 1%

(1)	The business address of Mses. Morrison and Marion, and Messrs. Bowen, Marron, Raiguel, Faulders, Hunt, Hovde, Callies, and Xiang is at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171.

(2)	Nonvested restricted shares included herein are considered beneficially owned since the owner thereof has the right to vote such shares.

Principal Shareholders

The share ownership is shown as of the date disclosed in the Additional Information column, and percentages are calculated assuming continued beneficial ownership at our Record Date of July 22, 2020.

Name of Beneficial Owner	Aggregate Number of Beneficial Shares	Percent of Outstanding Shares	Additional Information
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,155,764	15.70%
This information is based on a Schedule 13G/A filed with the SEC on February 4, 2020.  BlackRock indicates in its Schedule 13G/A that one entity, iShares Core S&P Small-Cap ETF, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, or has an interest in the common stock of, more than five percent of ePlus' total outstanding common stock.

Dimensional Fund Advisors LP Building One 6300 Bee Cave Rod Austin, TX 78746	789,127	5.75%
This information is based on a Schedule 13G/A filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities are owned by the Funds. Dimensional disclaimed beneficial ownership of such securities.

Fiduciary Management Inc. 100 East Wisconsin Avenue Suite 2200 Milwaukee, WI 53202	800,056	5.83%
This information is based on a Schedule 13G filed with the SEC on February 11, 2020.  Fiduciary Management, Inc. is an Investment Adviser registered under the Investment Advisers Act of 1940.  The shares are owned directly by various accounts managed by Fiduciary Management, Inc. Such accounts have the right to receive dividends from, and the proceeds from the sale of, the shares.

FMR LLC 245 Summer Street Boston, MA 02210	743,121	5.41%
This information is based on a Schedule 13G/A filed with the SEC on February 7, 2020.   Reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies.

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,010,981	7.36%	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2020.

Delinquent Section 16(a) Reports

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Except as set forth below, based upon a review of these reports and inquiries we have made, we believe that, with one exception, all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act were filed on a timely basis during the fiscal year 2020. Due to administrative oversight, Mr. Hovde’s Form 4 reflecting his purchase of stock on March 12, 2020, was filed one day late, on March 17, 2020.

EXECUTIVE OFFICERS

The following biographies describe the business experience of each of the Company’s executive officers as of March 31, 2020, except for Mark P. Marron, who is discussed under the heading “2020 Nominees for Election to the Board of Directors.”

Elaine D. Marion, Age 52 Chief Financial Officer	Officer of ePlus since: 2008

Ms. Marion joined us in 1998 and became our CFO on September 1, 2008. From 2004 to 2008, Ms. Marion served as our Vice President of Accounting. Prior to that, she was the Controller of ePlus Technology, inc., a subsidiary of ePlus, from 1998 to 2004. Before joining ePlus, Ms. Marion was General Manager of Bristow Development Corporation. She serves on the Executive Advisory Board of the College of Business at the University of Mary Washington, and is a member of the George Mason University School of Business Dean’s Advisory Council. Ms. Marion is a graduate of George Mason University, where she earned a Bachelor of Science degree in Business Administration with a concentration in Accounting.

Darren S. Raiguel, Age 49 Chief Operating Officer	Officer of ePlus since: 2018

Darren Raiguel joined us in 1997, and served in various sales and management roles through his promotion in April 2011 to Senior Vice President of SLED and northeast commercial sales. From November 2014 to May 2018, Mr. Raiguel served as our Executive Vice President of Technology Sales of ePlus Technology, inc., a subsidiary of ePlus and he became our Chief Operating Officer and President of ePlus Technology, inc. on May 7, 2018. Before joining ePlus, Mr. Raiguel worked for Computerware, later acquired by Elcom International, from 1992-1997. Mr. Raiguel is a graduate of Temple University, where he earned a Bachelor of Business Administration degree, with dual majors in Marketing and Finance. Mr. Raiguel has participated in numerous industry organizations, councils, and advisory boards throughout his career.

Each of our executive officers is chosen by the Board and holds his or her office until his or her successor shall have been duly chosen and qualified, or until his or her death, resignation, or removal by the Board.

EXECUTIVE COMPENSATION

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation

Shareholders may cast an advisory vote to approve NEO compensation as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our NEOs. Although the vote is non-binding, we value feedback from our shareholders on compensation and other important matters, and we expect to hold this vote on an annual basis for the foreseeable future. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2019 Annual Meeting of Shareholders, approximately 91% of the votes cast by our shareholders approved the compensation in the 2019 proxy statement for our NEOs.

In deciding how to vote on this proposal, we encourage you to review the CD&A and 2020 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the CD&A, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific goals that align the interests of management with the interests of our shareholders.

We are asking our shareholders to indicate their support for our NEO’s compensation as described in this proxy statement by voting “FOR” the following resolution at our 2020 Annual Meeting:

“RESOLVED, that the shareholders of ePlus approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the Summary Compensation Table, and the other related compensation tables and narrative disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THE CD&A, THE SUMMARY COMPENSATION TABLE,
AND OTHER RELATED DISCLOSURE AND TABLES IN THIS PROXY.

COMPENSATION COMMITTEE REPORT

The information contained in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Compensation Committee has reviewed the CD&A and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the CD&A, as it appears below, be included in this proxy statement and incorporated by reference into the Company’s 2020 Annual Report.

Submitted by the Compensation Committee

John E. Callies, Chair
C. Thomas Faulders, III
Eric D. Hovde
Ira A. Hunt, III
Ben Xiang

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A provides an overview of our executive compensation program for our fiscal year 2020, and our executive compensation philosophies and objectives. This CD&A reviews compensation for our three NEOs: our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.

Our NEOs for the fiscal year ended March 31, 2020, were:

Name	Title
Mark P. Marron	Chief Executive Officer and President
Elaine D. Marion	Chief Financial Officer
Darren S. Raiguel	Chief Operating Officer

This CD&A is divided into three sections:

Overview	• Fiscal Year 2020 Financial Highlights • Our Executive Compensation Program • Our Executive Compensation Practices • 2019 Say-On-Pay Vote • Long-Term Cash Incentive Compensation
What We Pay and Why
 •     Fiscal Year 2020 Executive Compensation Decisions
 •     Base Salary
 •     Annual Cash Incentive Awards
 •     Long-Term Incentive Program
 •     Other Elements of Our Fiscal Year 2020 Executive Compensation Program
 •     2020 Pay Ratio Disclosure

How We Make Executive Compensation Decisions
 •     Role of the Board and Compensation Committee, and our Executive Officers
 •     Guidance from the Compensation Committee’s Independent Compensation Consultant
 •     Comparison Peer Groups
 •     Alignment of Senior Management Team to Drive Performance

OVERVIEW

Fiscal Year 2020 Financial Highlights

•	Net sales increased 15.7% from the prior year to $1,588.4 million
•	Services revenues increased 29.2% to $193.1 million
•	Consolidated gross profit increased 18.4% from the prior year to $391.2 million
•	Consolidated operating income increased 19.8% from the prior year
•	Net earnings increased 9.3% over the prior year to $69.1 million
•	Diluted earnings per share increased 10.8% to $5.15

Our Executive Compensation Program

The Company’s goal for its executive compensation (as well as its non-executive compensation) program is to attract, motivate, and retain a talented, entrepreneurial, ethical, and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance, is aligned with its business strategy, and maximizes shareholders’ long-term interests. The Company’s executive compensation program is also intended to promote and maintain stability within the executive team by issuing restricted stock with multi-year vesting terms. The table below summarizes the components of our fiscal year 2020 executive compensation.

Pay Element
	Salary	Annual Cash Incentive	Long-Term Cash Incentive	Restricted Stock
Who Receives	All NEOs	All NEOs	ALL NEOs	All NEOs
When Granted	Annually	Annually	Annually	Annually
Form of Delivery	Cash	Cash	Cash	Equity
Performance Type	Short-Term Fixed	Short-Term Variable	Long-Term Variable	Long-Term Fixed
Performance Period	1 Year	1 Year	3 Years	Vesting Annually over 3 years
How Payout Determined	Amount Determined by Compensation Committee	Formula Determined by Compensation Committee	Fomula Determined by Compensation Committee	Amount Determined by Compensation Committee
Performance Measures	Individual	Consolidated Net Sales; Financing Segment Operating Income; Earnings Before Taxes; Services Revenue	Target Increase in Operating Income

Our Executive Compensation Practices

Our Compensation Committee regularly reviews the Company’s executive compensation program to evaluate whether it is aligned with shareholder interests and supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
What We Do	What We Don’t Do

✔    Significant percentage of cash compensation delivered in the form of variable compensation, which is “at-risk” and tied to quantifiable performance measures
✔    Long-term vesting of restricted stock, to align executive and shareholder interests (minimum of three-year vesting)
✔    Compensation Committee consists of independent directors only
✔    Annual review of our executive compensation programs
✔    Annual advisory vote to approve executive compensation programs (say-on-pay)
✔    Periodic market comparison of executive compensation against relevant peer group information
✔    Periodic use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✔    Robust executive officer stock ownership guidelines require NEOs to hold ePlus stock
✔    Clawback policy mitigates undue risk regarding executive compensation practices
✔    Double-trigger equity acceleration for change-in-control

✗    No excessive executive perquisites
✗    No excessive severance benefits
✗    No supplemental executive retirement plans
✗    No acceleration of unvested stock upon retirement
✗    No hedging or short sales of our securities
✗    No pledging of our securities, except in limited circumstances with pre-approval
✗    No tax gross-ups on benefits (other than as also provided to non-executive officer employees)
✗    No resetting of financial targets once established for a performance period

2019 Say-On-Pay Vote

As part of its review of the Company’s executive compensation program, the Compensation Committee considers the results of the annual, non-binding advisory vote by the shareholders to approve named executive compensation. Approximately 91% of the votes cast for the Company’s say-on-pay proposal at our 2019 Annual Meeting of Shareholders were to approve the Committee’s decisions regarding executive compensation. The Compensation Committee believes the results of the say-on-pay vote demonstrate shareholder support for the Company’s executive compensation program. Accordingly, the Compensation Committee believes that the Company’s executive compensation philosophies and objectives continue to be appropriate, and therefore made no material changes to the Company’s executive compensation program in response to the 2019 say-on-pay vote.

Long-Term Cash Incentive Compensation

Beginning with the 2020 fiscal year, the Compensation Committee revised the executive compensation program by adding a long-term cash component to further encourage executives to focus on the long-term value to shareholders. The long-term cash awards are made pursuant to our 2012 Employee Long-Term Incentive Plan, and are based on a 3-year financial metric. For more information on the long-term cash incentive compensation, see “Long-Term Incentive Program” below.

WHAT WE PAY AND WHY

Fiscal Year 2020 Executive Compensation Decisions

Consistent with our pay philosophy and executive compensation program objectives described below, in determining the fiscal year 2020 adjustments to executive compensation levels and the mix of compensation elements for each NEO, the Compensation Committee and our CEO (in making recommendations regarding the CFO’s and COO’s compensation) considered each NEO’s span of responsibility, prior performance and experience, Company performance, the competitive market data to provide a perspective on external practices, and input from the Compensation Committee’s independent compensation consultant, Pearl Meyer (the “Consultant”), as more fully described below under “Guidance from the Compensation Committee’s Independent Compensation Consultant.”

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. It is the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with the Company. Base salary is set by the Compensation Committee, and ratified by the Board, after taking into account the competitive landscape—the compensation practices of the companies in our selected peer group and survey data from a broader index of comparable companies—as well as our business strategy and short- and long-term performance goals, and individual factors, such as position, individual performance and contribution, length of service with the Company, experience in the position, and placement within the general base salary range offered to our NEOs.

The base salary for each of our NEOs as of March 31, 2020 and 2019 is set forth below:

	Base salary as of March 31,
Named Executive Officer	2020	2019
Mark P. Marron	$800,000	$800,000
Elaine D. Marion	$450,000	$450,000
Darren S. Raiguel	$450,000	$450,000

Annual Cash Incentive Awards

During the 2020 fiscal year, we provided our NEOs with short-term cash incentive compensation through our annual Cash Incentive Plan (“CIP”). This short-term, variable cash compensation represents a significant portion of each NEO’s target total cash compensation opportunity in a given year.

Cash Incentive Plan Pay for Performance Alignment

Our Compensation Committee annually reviews, and then sets, performance goals under a Cash Incentive Plan. The combination of performance goals the Compensation Committee chose for fiscal year 2020 emphasizes factors that the Compensation Committee believes are important to Company strategy and enhancing shareholder value.

In light of the tax changes discussed in “Deductibility of Executive Compensation and the Tax Cuts and Jobs Act of 2017” in “Tax and Accounting Considerations” below, the Compensation Committee adopted the 2018 Cash Incentive Plan (“2018 Cash Incentive Plan” or “2018 CIP”). During the 2020 fiscal year, performance goals and awards were made under our 2018 CIP.

The 2018 CIP includes a provision for an adjusted award if it is determined that an award was paid based on incorrect financial results, and permits the Compensation Committee to require, to the extent permitted by law, the participant to reimburse to the Company any amount received with respect to such an award. The 2018 CIP also provides that cash payments under the plan are subject to recovery by the Company to the extent required by Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and any regulations promulgated thereunder. The Compensation Committee administers the 2018 CIP, and has full authority to determine which of the Company’s executive officers will participate in the 2018 CIP; the terms and amounts of each participant’s minimum, target, and maximum awards; and the period during which the performance is to be measured.

Cash Incentive Awards for Fiscal Year 2020

For the fiscal year ended March 31, 2020, our NEOs’ cash bonuses were earned pursuant to the 2018 CIP, based on the following financial performance goals: consolidated net sales (20%), financing segment operating income (20%), earnings before tax (30%), and services revenue (30%).

The award opportunity in fiscal 2020 was based on a target amount, which was adjusted based on the level of attainment of financial performance as set forth in each participant’s award agreement, and payouts may range between 0% to 200% of target award amounts. All three of the participating executive officers had the same financial performance goals. The fiscal year 2020 financial performance weights and target amounts for each participant were as follows:

	Consolidated Net Sales		Financing Segment Operating income		Earnings Before Taxes		Services Revenue
Named Executive Officer	Percentage of Total Bonus	Target Bonus Amount ($)	Percentage of Total Bonus	Target Bonus Amount ($)	Percentage of Total Bonus	Target Bonus Amount ($)	Percentage of Total Bonus	Target Amount ($)
Mark P. Marron	20.0%	160,000	20.0%	160,000	30.0%	240,000	30.0%	240,000
Elaine D. Marion	20.0%	80,000	20.0%	80,000	30.0%	120,000	30.0%	120,000
Darren S. Raiguel	20.0%	80,000	20.0%	80,000	30.0%	120,000	30.0%	120,000

Results were adjusted to exclude any gain or loss attributable to the business operations of any entity acquired by the Company during the 2020 fiscal year. The 2018 CIP also permits the exclusion of all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, and the incentive compensation expensed by ePlus for payments under the 2018 CIP.

Bonus payouts possible ranged between 0% and 200% of the target amount, depending on the level of achievement of the performance goals for the fiscal year 2020. The financial performance goals were as follows:

	Performance Goals
Performance Level	Consolidated Net Sales		Financing Segment Operating Income		Earnings Before Taxes		Services Revenue
Maximum	n/a	(1)	n/a	(1)	n/a	(1)	n/a	(1)
Target	$1,496,686,000		$21,051,000		$88,242,000		$185,877,000
Threshold (75% of Performance Goal)	$1,122,514,500		$15,788,250		$66,181,500		$139,407,750
Below Threshold	< $1,122,514,500		< $15,788,250		< $66,181,500		< $139,407,750

(1)	The threshold and escalators for each performance goal are as follows:

Amount of Goal Achieved	Award Amount
Less than 75% of Goal Target	No award relating to that target
Between 75% - 100% of Goal Target	Award shall be 50% of target, plus an additional 2.0% for each percentage point over 75% of Goal Target achieved
100% of Goal Target	100% of target for that Goal
More than 100% of Goal Target	100% of target for that Goal, plus an additional 5.0% for each percentage point over 100% of Goal Target achieved
Total Maximum Award for all goals combined	200% of Target

At the conclusion of the fiscal year ended March 31, 2020, the Compensation Committee determined which of the financial objectives described under the 2018 CIP and in the award agreements were achieved. There were no waivers or modifications to any specified performance targets, goals, or conditions with respect to the 2018 CIP. The achievement of the financial performance goals is set forth below.

Performance Criteria	Goal	Achievement (1)	Percentage Payout
Consolidated Net Sales	$1,496,686,000	$1,566,299,000	104.7%
Financing Segment Operating Income	$21,051,000	$33,899,000	161.0%
Earnings Before Taxes	$88,242,000	$98,348,000	111.5%
Services Revenue	$185,877,000	$188,646,000	101.5%

(1)
Performance Criteria were adjusted to exclude the incentive compensation accrued by the Company, results for entities acquired during fiscal year 2020, and income and expenses related to those acquisitions.

The following table details the payments earned in the fiscal year ended March 31, 2020 and 2019, respectively (but paid in the subsequent fiscal year) for each NEO:

Named Executive Officer	FY 2020 Annual Incentive Cash Payment Earned ($)	FY 2019 Annual Incentive Cash Payment Earned ($)	% Change
Mark P. Marron	1,480,778	666,540	122%
Elaine D. Marion	740,389	266,616	178%
Darren S. Raiguel	740,389	266,616	178%

Long-Term Incentive Program

Under our 2012 Employee Long-Term Incentive Plan (the “2012 Employee LTIP”), the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, such as cash awards, stock options, restricted stock awards, and restricted stock units. The Compensation Committee’s objectives for the fiscal year 2020 long-term equity-based and cash incentive awards to our NEOs were to focus executives on long-term profitable growth and shareholder value creation and the Company’s long-term strategic plan, and retain the services of our executives through multi-year vesting requirements.

Mr. Marron makes recommendations to the Committee for equity grants to NEOs, including to himself.  However, the Compensation Committee deliberates and reaches its own decision with regard to grants to all NEOs, including Mr. Marron’s.  Mr. Marron does not participate in any deliberations regarding his own compensation. When determining the level of the grant, the Compensation Committee considers each NEO’s functional and enterprise management responsibilities, potential contributions to the Company’s profitability and growth, the value of prior long-term incentive grants and other non-cash and cash compensation, an analysis of how the Company performed on multiple financial metrics as compared to certain peers, information from our compensation consultant (if any), and each executive’s total compensation, including cash compensation. However, the Compensation Committee does not use a formula or assign a particular weight to any given factor in determining equity award grant levels. Rather, the Compensation Committee’s determination of grant levels is subjective, and the Compensation Committee grants awards that it believes in its judgment are reasonably competitive.

The Compensation Committee believes that restricted stock helps to create incentives for performance and further align the interests of executives with those of shareholders because the stock’s value increases or decreases in conjunction with the Company’s stock price. In addition, the Compensation Committee believes that granting awards with multi-year vesting periods creates a substantial retention incentive and encourages the NEOs to focus on the Company’s long-term business objectives and stock performance. Most restricted shares granted to executive officers and other employees vest over a three-year period. Grants made in June 2015 to Mr. Marron and Ms. Marion vest over a five-year period to further align their long-term interests with shareholders.

For fiscal year 2020, the Compensation Committee used a combination of long-term incentive vehicles, including time-based restricted stock and cash performance awards. These vehicles focus NEOs on driving long-term profitable growth and shareholder value creation.

Element of LTI	Weight (by value)	Overview of Design
Time-Based Restricted Stock	CEO: 90% Other NEOs: 91%	• Vests in equal one-third increments per year on the first three one-year anniversaries of the grant
Cash Performance Award	CEO: 10% Other NEOs: 9%	• Grant is tied to achievement of operating income growth • Three-year performance period • Vesting and payout occurs on third year anniversary of grant • Actual payout can range between 0% and 150%

The table below shows the long-term incentive award values granted in fiscal year 2020 for each of the NEOs:

NEO	TB-Restricted Stock (1)	Cash Performance Award (2)	Total Value
Mark P. Marron	$1,749,980	$200,000	$1,949,980
Elaine D. Marion	$999,989	$100,000	$1,099,989
Darren S. Raiguel	$999,989	$100,000	$1,099,989

(1)	Award amounts for Time-Based Restricted Stock were determined based on the closing price of our common stock on the date of grant on June 13, 2019.

(2)  Amounts shown are the target amounts.

More information about the long-term incentive awards granted to each NEO in fiscal year 2020 are set forth in “Grants of Plan-Based Awards.”

CEO Compensation

Generally the Compensation Committee determines compensation for our CEO using the same criteria it uses for other executive officers,

Other Elements of Our Fiscal Year 2020 Executive Compensation Program

Severance and Change in Control Provisions

Severance and change in control provisions are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are frequently offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in our employment needs. Additionally, severance agreements increase the enforceability of non-competition provisions to which all of our executives are contractually bound. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Both severance and change in control benefits are often an important part of an executive’s compensation package. See further details under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”

Clawback Policy

Our executive compensation arrangements with our NEOs, including our CIP, employment agreements, and long-term cash performance awards, provide that bonuses or other compensation are subject to recovery by the Company to the extent required by Dodd-Frank and Sarbanes-Oxley, and any regulations promulgated thereunder. This provision does not apply to base salary, or to time-vested restricted stock which is not awarded, granted, or vested based on financial measures required to be reported under the securities laws.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our executive officers to further align the interests of our executive officers with the interests of our shareholders. The guidelines are expressed as a multiple of the executives’ base salary as of each January 1st, or as of the date they are first identified as executive officers. Our executive officers are expected to retain stock ownership valued at a multiple of two times their annual base salary within five years of first being identified as an executive officer. Our CEO is expected to retain stock ownership valued at a multiple of five times his annual base salary within the same time frame. Executive officers are expected to retain one-half of all equity grants until such time as the target stock ownership is reached. The guidelines may be waived at the discretion of our Compensation Committee in the event of an extraordinary expense (such as, for example, housing or higher education needs), or if compliance would create a severe hardship or prevent an executive from complying with a court order, as in the case of a divorce or other property settlement. However, the Company expects such instances to be rare, and has not granted any waivers. At this time, all of our executive officers meet their respective guideline requirement.

Hedging and Short Sales Policies

Our Insider Trading Policy applies to all of our employees and directors. Under the policy, our directors, officers, and employees who are “Insiders” (as defined in the Policy) are absolutely prohibited from hedging, including using prepaid variable forward contracts, equity swaps, collars and exchange funds, and similar transactions that establish downside price protection, including short sales, and buying or selling put options, call options, or other derivatives of Company securities.

All trades of Company stock by directors, executive officers, and Insiders require pre-approval from our General Counsel, and must be made in accordance with the Insider Trading Policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

IRC Section 162(m), as amended, generally denies a publicly traded company a federal income tax deduction for compensation in excess of $1 million paid to certain of its named executive officers (“Covered NEOs”) unless, for tax years prior to January 1, 2018, such compensation met certain criteria, including being based solely upon the attainment of objective performance criteria. On December 22, 2017, the performance-based exception under Section 162(m) was repealed for fiscal years commencing on or after January 1, 2018, subject to certain transition relief. As a result, the deduction will not be available for any executive officer beginning with our fiscal year ended March 31, 2019.

The Compensation Committee will review and consider the deductibility of executive compensation, taking into account  to IRC Section 162(m), as applicable. The Company believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy, and in light of the changes to IRC Section 162(m), it is expected that the Compensation Committee will authorize payments that are not deductible for federal income tax purposes when it believes that such payments are appropriate to attract, retain, and incentivize executive talent.

Our executive employment agreements also provide that, if a severance payment is subject to the excise tax provided in IRC Section 280G, the executive will receive a lesser payment if he or she would receive a greater after-tax benefit, which will better enable the Company to obtain a tax deduction.

Accounting Considerations

Accounting considerations also play a role in the design of our executive compensation programs and policies. Codification Topic Compensation—Stock Compensation requires us to expense the cost of stock-based compensation awards. We consider the relative impact of the expense, in addition to other factors such as stockholder dilution, retentive impact, motivational impact, and the overall competitiveness of compensation packages when selecting long-term equity incentive instruments.

Benefits and Perquisites

Our NEOs participate in benefit plans generally available to all of our employees, including medical, health, life insurance, and disability plans. They also are eligible to participate in our 401(k) plan, and receive Company matching contributions, to the extent made by the Company, on the same terms as generally available to our employees. Pursuant to their employment agreements, they also are entitled to reimbursement for annual participation in an executive health assessment program.

Our executive officers are provided with relatively limited perquisites, which we believe is in the best interests of the Company. In some years, certain of our executive officers have received certain company-paid travel, meals, and entertainment costs for their families to attend the Company’s sales meeting. All attendees at the sales meeting are likewise eligible to have their families attend the meeting with the Company’s paying the same costs.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Role of the Board and Compensation Committee, and our Executive Officers

Role of the Board and Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, generally establishes the components of our compensation program and may evaluate the components from time to time. The Compensation Committee is responsible for evaluating and setting the compensation for our CEO, CFO, and COO. The Compensation Committee reviews the executive compensation program on an annual basis, with awards and adjustments generally being made in June. Compensation decisions may be made at other times of the year in the case of promotions, new hires, or changes in responsibilities. In making these determinations, the Compensation Committee may consider such factors as the Company’s performance, the individual performance of an executive officer, information from our compensation consultant (if any), and recommendations from management. In some cases, our Board of Directors ratifies the Compensation Committee’s decisions. The Compensation Committee also considers any recommendations from the Board relating to the CEO’s performance.

Role of the Chief Executive Officer

Our CEO, Mr. Marron, was responsible for the implementation and administration of our executive compensation program during the fiscal year. Mr. Marron recommended the overall structure for our executive compensation program, including base salary, metrics for the 2018 CIP award agreements for fiscal 2020, and the amount and vesting schedule of equity awards to be granted. The final decisions regarding executive compensation were, however, made by the Compensation Committee. Additionally, the CEO is not present during any deliberations or voting with regard to his own compensation.

Guidance from the Compensation Committee’s Independent Compensation Consultant

An independent compensation Consultant periodically provides executive compensation consulting services to the Compensation Committee. The Compensation Committee reviewed the independence of the Consultant under NASDAQ and SEC rules, and concluded that the work of the Consultant has not raised any conflict of interest. The Consultant is engaged directly by the Compensation Committee.

In the spring of 2019, the Consultant provided services relating to a review, including a competitive market study, of our CEO’s, CFO’s, and COO’s compensation arrangement, including base salary, annual incentives, total cash compensation, long-term incentives, and total direct compensation. The Compensation Committee referred to this report in April 2019 when assessing compensation for Messrs. Marron and Raiguel, and Ms. Marion.

The Consultant performed a competitive market analysis of the pay levels described above. While the Consultant provided general observations on the Company’s compensation programs, it did not determine or recommend the amount or form of compensation for Messrs. Marron and Raiguel, or Ms. Marion.

The Compensation Committee approves the compensation for the NEOs based on its own evaluation, input from our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role, and performance of each NEO, as well as input from the Compensation Consultant and market data.

Comparison Peer Groups

The Compensation Committee periodically reviews the compensation practices of peer companies as part of its decision-making process so it can set total compensation levels that it believes are reasonably competitive. In April 2019, the Compensation Committee reviewed multiple market data sets in analyzing competitive and appropriate compensation packages. One data set included the seven of the companies that the Committee had previously identified.  In determining our peer group, we considered our revenue; net earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); market capitalization; number of employees; ISS-selected peers; Industry GICS Code; and companies with whom we compete for customers. While we also view a number of other companies as potential peers, because they are privately held and no compensation data was available for those entities, they were not included in our peer group.

Peer Group
PC Connection Inc.	Insight Enterprises, Inc.	CDW Corporation
PCM, Inc. (f/k/a PC Mall)	Presidio, Inc.	ScanSource, Inc.
ManTech International Corp.

Two companies from the prior year, Black Box Corp. and Ciber, Inc., had been acquired and therefore no current data was available.

In addition to the peer group companies, the Compensation Committee, in consultation with the Consultant, considered the following market data sets:

The companies fell into four categories:  Data Processing and Outsourced Services, IT Consulting and Other Services, Technology Distributor, and Internet Services and Infrastructure. They had a median revenue of $1.5 billion, compared to ePlus’ $1.4 billion, and a median market capitalization of $1.9 billion compared to ePlus’ $1.2 billion.

Six additional market data cuts were then developed based on those 80 companies:

Market Data Subset	Description/Rationale
ePlus’ Peers	Current Peers
Technology Distributors	Same sub-industry as ePlus
IT Services Companies	Same industry as Direct Peer Presidio
Technology Distributors and IT Consulting and Other Services	Same sub-industries as ePlus and direct peers (Presidio, CDW, Insight and Avent)
Companies with Similar Market Cap to Revenue Ratio	Reflects companies with similar valuation multiple as ePlus (defined range: 50% - 150% of ePlus multiple)
Companies with similar 3-year revenue growth	Reflects companies with similar growth as ePlus (defined range: 50% - 150% of ePlus growth rate)

This broad range of data was considered by the Compensation Committee to ascertain whether the compensation for our executive officers is appropriately positioned above or below the median to properly reflect various factors, such as our companies’ performance, the unique characteristics of each executive’s position, and applicable retention considerations.  The Compensation Committee does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation at a particular percentile.

Alignment of Senior Management Team to Drive Performance

Our performance goals are designed to drive shareholder value creation by aligning members of senior management with our strategy and common performance goals. To match performance to our goals, the Company engages in extensive communications on what members of senior management, together with their teams, should strive toward to impact achievement of the Company’s goals. We believe this understanding of the link between individual, team, and Company performance helps the Company to focus on actions that have the greatest potential to drive the Company toward more profitable growth and shareholder value.

2020 EXECUTIVE COMPENSATION

The following table includes information concerning compensation earned by our NEOs during fiscal years 2020, 2019, and 2018.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark P. Marron – President and Chief Executive Officer	2020	800,000	1,749,980	1,480,778	12,315	4,043,073
	2019	800,000	1,704,119	666,540	10,535	3,181,194
	2018	740,720	1,594,000	542,726	13,542	2,890,988
Elaine D. Marion – Chief Financial Officer	2020	450,000	999,989	740,389	10,416	2,200,794
	2019	450,000	960,500	266,616	10,019	1,687,135
	2018	443,504	956,400	226,136	14,211	1,640,251
Darren S. Raiguel – Chief Operating Officer	2020	450,000	999,989	740,389	9,391	2,199,769
	2019	436,381	1,089,625	266,616	7,669	1,800,291
	2018	-	-	-	-	-

(1)
The values in this column represent the aggregate grant date fair values of restricted stock awards granted in the respective fiscal year, computed in accordance with Codification Topic Compensation—Stock Compensation. Assumptions used in calculating these values may be found in Note 13 of our financial statements in our 2020 Form 10-K. Each of these amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the NEOs.

(2)	These amounts reflect cash payments under our 2018 CIP, which were earned during the fiscal year identified. A detailed description of the fiscal 2020 payments can be found in the CD&A.

(3)
Each of our executive officers received other compensation during fiscal years 2020, 2019, and 2018, in the form of an employer 401(k) match (which is available on the same terms to all employees), and each received travel, meals, and entertainment costs for their family to attend the Company’s sales meeting. The amounts received by each NEO in fiscal year 2020 are enumerated below:

Other Compensation
	Employer 401K Match	Sales Meeting (a)	Total Other
Mark P. Marron	$3,700	$8,615	$12,315
Elaine D. Marion	$3,700	$6,716	$10,416
Darren S. Raiguel	$3,700	$5,691	$9,391

(a)
The amounts shown reflect the costs incurred by the Company relating to the executives’ family’s attendance at the sales meeting, grossed up to cover the taxes incurred by the executive. This payment was received similarly by all attendees at the sales meeting.

2020 Grants of Plan-Based Awards Table

The following table provides information regarding the grants of plan-based awards during fiscal year 2020 under the 2018 CIP and the Company’s 2012 Employee Long-Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(3)	Underlying Options (#)	Option Awards ($/Sh)	and Option Awards ($)(4)

Mark P. Marron	6/13/2019				24,171	-	-	1,749,980
(1)		60,000	800,000	1,600,000
(2)	7/3/2019	100,000	200,000	300,000
Elaine D. Marion	6/13/2019				13,812	-	-	999,989
(1)		30,000	400,000	800,000
(2)	7/3/2019	50,000	100,000	150,000
Darren S. Raiguel	6/13/2019				13,812	-	-	999,989
(1)		30,000	400,000	800,000
(2)	7/3/2019	50,000	100,000	150,000

(1)
These amounts reflect award opportunities under the 2018 CIP and are described more fully in the CD&A under the heading “Annual Cash Incentive Awards” and subheading “Cash Incentive Awards for Fiscal Year 2020.” Threshold amounts represent minimal level of achievement of the lowest weighted financial performance metric, and maximum amounts represent 200% of target values. Actual payments with respect to the awards for fiscal 2019 (and paid in fiscal 2020) are disclosed in the Non-Equity Incentive Plan Compensation column of the 2020 Summary Compensation Table.

(2)
These amounts reflect non-equity award opportunities under our 2012 Employee LTIP, and are more fully described in the CD&A under the heading “Long-Term Incentive Program.” Threshold amounts represent minimal level of achievement of the lowest weighted financial performance metric, and maximum amounts represent 150% of target values. These awards are earned on the third anniversary of the grant date to the extent the Company achieves a performance goal relating to growth in operating income.

(3)
These amounts represent the number of shares of restricted stock granted to the NEOs under our 2012 Employee LTIP. Equity awards granted to the executive officers and reflected in the 2020 Grants of Plan-Based Awards Table vest equally over a three-year period, and may be accelerated in limited circumstances as set forth in the Employee LTIP, award agreements, and/or employment agreements.

(4)
These amounts reflect the grant date fair value of the restricted stock granted in fiscal year 2020. This represents the aggregate amount that we expected to expense for such grants in accordance with Codification Topic Compensation—Stock Compensation over the grants’ respective service period. These amounts do not necessarily correspond to the actual values that will be expensed by us or realized by the NEOs. Assumptions used in calculating these values with respect to restricted stock awards may be found in Note 13 of our 2020 Annual Report.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table provides information concerning the outstanding equity-based awards as of March 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Mark P. Marron	62,266	3,899,097
Elaine D. Marion	36,479	2,284,315
Darren S. Raiguel	23,146	1,449,403

(1)
The following table shows the dates on which the outstanding stock awards as of March 31, 2020, will vest, subject to continued employment through the vest date, or acceleration in limited circumstances as set forth in the 2012 Employee LTIP, award agreements, and/or employment agreements.

Vest Date	Mark P. Marron	Elaine D. Marion	Darren S. Raiguel
5/7/20	-	-	3,333
6/8/20	6,667	4,000	1,000
6/13/20	8,057	4,604	4,604
6/14/20	5,914	3,333	833
6/17/20	19,600	12,000	-
5/7/21	-	-	3,334
6/13/21	8,057	4,604	4,604
6/14/21	5,914	3,334	834
6/13/22	8,057	4,604	4,604

(2)	We calculated market value by multiplying the closing price of our common stock ($62.62) on the last business day of our fiscal year, March 31, 2020, by the number of shares in the first column.

Fiscal Year 2020 Options Exercised and Stock Vested

The following table sets forth information with respect to the shares of Company common stock acquired through vesting of restricted stock during our fiscal year 2020. There were no stock options outstanding during fiscal year 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mark P. Marron	44,854	3,223,363
Elaine D. Marion	25,339	1,814,898
Darren S. Raiguel	6,902	574,219

(1)
Market value was computed by multiplying the closing price of our common stock on the day of vesting by the number of shares acquired. Additionally, the restricted stock shares were net-share settled such that the Company withheld shares with value equivalent to the NEO’s minimum statutory tax obligation for the applicable income and other employment taxes, and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the NEOs. The net number of shares acquired were: Mr. Marron, 26,508; Ms. Marion, 16,004, and Mr. Raiguel, 4,828.

Employment Agreements, Severance, and Change in Control Provisions

Our incentive plans for and employment agreements with our NEOs reflect our compensation philosophy. In addition to our employment agreements with Mr. Marron and Ms. Marion, which became effective December 12, 2017, we entered into an employment agreement with Mr. Raiguel in conjunction with his promotion to COO, which became effective May 7, 2018.

All of our employment agreements with our NEOs contain “clawback” provisions as required by Dodd-Frank and Sarbanes-Oxley.

In all cases, our NEO’s receipt of severance payments is contingent upon their executing a release, and certifying that they will comply with certain confidentiality, non-competition, and non-solicitation provisions of the employment agreement.

The Company’s employment agreements with its NEOs are intended to comply with IRC Section 409A. The material terms of the employment agreements are described below. Also, pursuant to our 2012 Employee LTIP and standard award agreement, unvested stock issued to any employee will vest upon a “Change in Control,” as defined in the 2012 Employee LTIP.

Mark P. Marron
Chief Executive Officer

•	Mr. Marron’s currently effective agreement was entered into on August 1, 2016, and was Amended and Restated on December 12, 2017.

•
Mr. Marron’s agreement had an initial termination date of January 31, 2018, however, the agreement contains automatic two-year successive renewal periods unless either party terminates the agreement 60 days prior to the end of the then-current term. As no notice of termination was provided, the expiration date of his agreement is now January 31, 2022.

•
In the event of disability, termination without cause, or termination for good reason (all as defined in the agreement), Mr. Marron is entitled to eighteen months of his base salary, in addition to a pro-rated payment under our CIP, to the extent that the Performance Goals have been met, with the payment to be made after the end of the fiscal year at the time the payment would have been made had there been no termination. Additionally, the Company also would be responsible to pay Mr. Marron an amount in cash equal to the cost of premiums the Company paid prior to the date of termination for Mr. Marron and his dependents’ qualified coverage under the Company’s medical, prescription, dental, and other health benefits, for 18 months.

•
In the event of termination without cause, or by Mr. Marron for good reason, he is also entitled to, at the Company’s election, either the acceleration of unvested restricted stock, or cash in an amount equal to the value of the stock on the date of termination.

•	Mr. Marron’s employment agreement was amended on July 16, 2018, to increase his base salary to $800,000, effective April 1, 2018.

The table below summarizes the potential payments and benefits to Mr. Marron upon the occurrence of certain triggering events. The table assumes a hypothetical effective date of termination of March 31, 2020, and a payment of the target award under the 2018 CIP. The table does not include accrued, unused vacation time, which is paid to all employees upon termination of employment, pursuant to ePlus’ policies.

Triggering Event	Cash Severance	Target Cash Incentive (2)	Cash Long-Term Incentive Award (3)	Equity-Based Compensation Awards (4)	Benefits	Total
Termination Without Cause, or for Good Reason, as defined in the agreement	$1,241,533	$800,000	$66,660	$3,899,097	$-	$6,007,290
Change in Control	$-	$-		$3,899,097	$-	$3,899,097
Death or Disability (1)	$1,241,533	$800,000	$66,660	$3,899,097	$-	$6,007,290

(1)   The Cash Severance column assumes disability. No cash severance is due in the event of death.

(2)
In the event of disability, termination without cause or by Mr. Marron for good reason, all as defined in the agreement, Mr. Marron is entitled to a pro-rated amount of the payment under our CIP, to the extent that the Performance Goals have been met, with the payment to be made after the end of the fiscal year at the time the payment would have been made had there been no termination. The above table assumes the target goal is reached but not exceeded.

(3)
Pursuant to a Cash Long-Term Incentive Award made pursuant to our 2012 Employee LTIP, in the event the participant’s employment is terminated due to death, death, disability as defined in the 2012 Employee LTIP, or without cause as defined in any applicable employment agreement, the Company shall pay to the Participant, or his or her estate, a pro-rated amount of the target award, based on the number of days elapsed before employment termination, divided by the number of days in the performance period.

(4)
Pursuant to the 2012 Employee LTIP, and our standard restricted stock award agreements, upon death or a change in control, as defined by the 2012 Employee LTIP, all unvested stock for all employees will vest. The value of the equity-based compensation awards for all termination tables herein is calculated using the closing price of our common stock ($62.62) on the last business day of our fiscal year, March 31, 2020.

Elaine D. Marion
Chief Financial Officer

•	Ms. Marion’s agreement was amended and restated on December 12, 2017.

•
Ms. Marion’s agreement had an initial termination date of July 31, 2018, however, the agreement contains automatic one-year successive renewal periods unless either party terminates the agreement 60 days prior to the end of the then-current term. As no notice of termination was provided, the expiration date of her agreement is now July 31, 2021.

•
In the event of disability, termination without cause, or termination for good reason (all as defined in the agreement), Ms. Marion is entitled to twelve months of her base salary, in addition to a pro-rated amount of the payment under our CIP. Additionally, the Company would be required to pay to Ms. Marion an amount in cash equal to the cost of premiums the Company paid prior to the date of termination for Ms. Marion and her dependents’ qualified coverage under the Company’s medical, prescription, dental, and other health benefits, for 18 months.

•
In the event of termination without cause or by Ms. Marion for good reason, she is also entitled to, at the Company’s election, either the acceleration of unvested restricted stock, or cash in an amount equal to the value of the stock on the date of termination.

•
In the event of termination without cause by the Company or for good reason by Ms. Marion, an amount in cash equal to the cost of premiums the Company paid prior to the date of termination for Ms. Marion and her dependents’ qualified coverage under the Company’s medical, prescription, dental, and other health benefits, for 18 months.

•	Ms. Marion’s employment agreement was amended on June 8, 2017, to increase her base salary to $450,000.

The table below summarizes the potential payments and benefits to Ms. Marion upon the occurrence of certain triggering events. The table assumes a hypothetical effective date of termination of March 31, 2020, and a payment of the target award under the 2018 CIP. The table does not include accrued, unused vacation time, which is paid to all employees upon termination of employment, pursuant to ePlus’ policies.

Triggering Event	Cash Severance	Target Cash Incentive (2)	Cash Long-Term Incentive Award (3)	Equity-Based Compensation Awards (4)	Benefits	Total
Termination Without Cause, or for Good Reason, as defined in the agreement	$492,200	$400,000	$33,333	$2,284,315	$-	$3,209,848
Change in Control	$-	$-		$2,284,315	$-	$2,284,315
Death or Disability (1)	$492,200	$400,000	$33,333	$2,284,315	$-	$3,209,848

(1)	The Cash Severance column assumes disability. No cash severance is due in the event of death.

(2)
In the event of disability, termination by the Company without cause, or by Ms. Marion for good reason, all as defined in the agreement, Ms. Marion is entitled to a pro-rated amount of the payment under our CIP. The above table assumes the target goal is reached but not exceeded.

(3)
Pursuant to a Cash Long-Term Incentive Award made pursuant to our 2012 Employee LTIP, in the event the participant’s employment is terminated due to death, death, disability as defined in the 2012 Employee LTIP, or without cause as defined in any applicable employment agreement, the Company shall pay to the Participant, or his or her estate, a pro-rated amount of the target award, based on the number of days elapsed before employment termination, divided by the number of days in the performance period.

(4)
Pursuant to the 2012 Employee LTIP, and our standard restricted stock award agreements, upon death or a change in control, as defined by the 2012 Employee LTIP, all unvested stock for all employees will vest. The value of the equity-based compensation awards for all termination tables herein is calculated using the closing price of our common stock ($62.62) on the last business day of our fiscal year, March 31, 2020.

Darren S. Raiguel
Chief Operating Officer

•	Effective as of May 7, 2018.

•
Mr. Raiguel’s agreement had an initial termination date of July 31, 2019, however, the agreement contains automatic one-year successive renewal periods unless either party terminates the agreement 60 days prior to the end of the then-current term. As no notice of termination was provided, the expiration date of his agreement is now July 31, 2021.

•
In the event of disability, termination without cause, or termination for good reason (all as defined in the agreement), Mr. Raiguel is entitled to twelve months of his base salary, in addition to a pro-rated amount of the payment under our CIP. Additionally, the Company would be required to pay to Mr. Raiguel an amount in cash equal to the cost of premiums the Company paid prior to the date of termination for Mr. Raiguel and his dependents’ qualified coverage under the Company’s medical, prescription, dental, and other health benefits, for 18 months.

•
In the event of termination without cause or by Mr. Raiguel for good reason, he is also entitled to, at the Company’s election, either the acceleration of unvested restricted stock, or cash in an amount equal to the value of the stock on the date of termination.

The table below summarizes the potential payments and benefits to Mr. Raiguel upon the occurrence of certain triggering events. The table assumes a hypothetical effective date of termination of March 31, 2020, and a payment of the target award under the 2018 CIP. The table does not include accrued, unused vacation time, which is paid to all employees upon termination of employment, pursuant to ePlus’ policies.

Triggering Event	Cash Severance	Target Cash Incentive (2)	Cash Long-Term Incentive Award (3)	Equity-Based Compensation Awards (4)	Benefits	Total
Termination Without Cause, or for Good Reason, as defined in the agreement	$492,200	$400,000	$33,333	$1,449,403	$-	$2,374,936
Change in Control	$-	$-		$1,449,403	$-	$1,449,403
Death or Disability (1)	$492,200	$400,000	$33,333	$1,449,403	$-	$2,374,936

(1)	The Cash Severance column assumes disability. No cash severance is due in the event of death.

(2)
In the event of disability, termination by the Company without cause, or by Mr. Raiguel for good reason, all as defined in the agreement, Mr. Raiguel is entitled to a pro-rated amount of the payment under our CIP. The above table assumes the target goal is reached but not exceeded.

(3)
Pursuant to a Cash Long-Term Incentive Award made pursuant to our 2012 Employee LTIP, in the event the participant’s employment is terminated due to death, death, disability as defined in the 2012 Employee LTIP, or without cause as defined in any applicable employment agreement, the Company shall pay to the Participant, or his or her estate, a pro-rated amount of the target award, based on the number of days elapsed before employment termination, divided by the number of days in the performance period.

(4)
Pursuant to the 2012 Employee LTIP, and our standard restricted stock award agreements, upon death or a change in control, as defined by the 2012 Employee LTIP, all unvested stock for all employees will vest. The value of the equity-based compensation awards for all termination tables herein is calculated using the closing price of our common stock ($62.62) on the last business day of our fiscal year, March 31, 2020.

2020 Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide annual disclosure of the ratio of the median of the total annual compensation of all employees of the Company (other than Mr. Marron, the Company’s CEO) to the total annual compensation of the principal executive officer, which for ePlus is our CEO, Mr. Marron. The purpose of the required disclosure is to provide a measure of the equitability of pay within the Company. ePlus believes its compensation philosophy and process yield an equitable result and presents such information as follows:

Median employee total annual compensation	Mr. Marron’s total annual compensation
$113,329	$4,043,074

Based on this information, for our 2020 fiscal year, the ratio of the annual total compensation of Mr. Marron to the annual total compensation of our median employee was estimated to be 35.68 to 1. This pay ratio is a reasonable estimate, calculated in a manner consistent with the applicable SEC requirements.

In determining our median employee, a list was prepared of all employees’ compensation as of December 31, 2019. Except as described herein, the list included the full annual compensation of all individuals who were employed throughout the entire 2019 calendar year, and annualized compensation for employees who joined ePlus during 2019. Our employee population, after taking into consideration the adjustments permitted by SEC rules and described below, consisted of approximately 1,460 individuals. There were two groups of employees we did not include in the calculation. First, we did not include any of the 77 employees who joined ePlus as part of its acquisition of certain assets and liabilities of Innovative Systems & Solutions, Inc., a Virginia corporation d/b/a ABS Technology, which closed on August 23, 2019. Second, we did not include our 58 non-U.S.-based employees, which is less than 5% of our total workforce, and includes 24 employees in the United Kingdom, 33 employees in India, and one employee in Singapore. We selected our median employee from the list of the remaining employees. To identify our median employee, we calculated compensation as the sum of (i) base salary, (ii) commissions, and (iii) equity that vested during the year. Mr. Marron’s compensation was calculated using the same methodology that the Company used to calculate the CEO’s annual total compensation for the 2020 Summary Compensation Table described below.

Once we identified our median employee, we calculated his or her fiscal year 2020 annual total compensation under the Summary Compensation Table rules in a manner that is consistent with the calculation of our CEO’s compensation, without any adjustments or estimates. The SEC requirements for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio we report may not be comparable to the pay ratio other companies report.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2020, about our common stock that may be issued upon the exercise of options, warrants, and rights under our prior equity compensation plans. It also provides information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants, or rights.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	-	n/a	737,401	(1)
Equity compensation plans not approved by security holders	-	n/a	-
Total	-		737,401

(1)
This number includes 126,757 shares reserved for issuance under the 2017 Non-Employee Director Long-Term Incentive Plan and available for future restricted stock awards, and 610,644 shares reserved for issuance under the 2012 Employee LTIP and available for future awards.

PROPOSAL 3 – Ratification of the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending March 31, 2021

The Board and the Audit Committee recommend that the shareholders ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2021. Deloitte is currently the Company’s independent registered public accounting firm, and the Audit Committee approved the selection and retention of Deloitte for fiscal year 2021.

Neither the Company’s Bylaws or other governing documents nor the law require shareholder ratification of the selection of Deloitte as the Company’s independent registered accounting firm. As a matter of good corporate practice, however, the Company is submitting the selection of Deloitte to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee retains discretion to direct the selection of a different independent registered accounting firm at any time if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte are expected to attend the 2020 Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

THE BOARD RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee’s report regarding the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2020 is below. The information contained in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Audit Committee has certain duties and powers as described in its written charter adopted by the Board, which is available on the Investors section of the Company’s website at http://www.eplus.com/investors/corporate-governance-legal/committee-charters. The Audit Committee is responsible primarily for assisting the Board in its oversight of the Company’s accounting and financial reporting processes, including audits of the Company’s financial statements and the integrity of its financial statements, determining the independent registered public accounting firm’s qualifications and independence, and evaluating the performance of the Company’s internal audit function and that of the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits. All members of the Audit Committee are “independent,” as required by applicable NASDAQ Listing Rules, as currently in effect, and in accordance with SEC rules and regulations, and each such member has the ability to read and understand fundamental financial statements.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; establishment and effectiveness of internal controls over financial reporting; and maintenance of appropriate accounting and financial reporting principles, policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Deloitte is responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, and auditing the effectiveness of internal controls over financial reporting.

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and Deloitte. The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. Deloitte has free access to the Audit Committee to discuss any matters Deloitte deems appropriate.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations of management and Deloitte. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, that Deloitte is in fact “independent”, or the effectiveness of the Company’s internal controls.

Based on the reports and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2020. This report is provided by the following independent directors, who served on the Audit Committee during the 2020 fiscal year.

Submitted by the Audit Committee

Maureen F. Morrison, Chair
John E. Callies
C. Thomas Faulders, III
Ben Xiang

Independent Registered Public Accounting Firm Fees and Independence

Deloitte has served as the Company’s independent registered public accounting firm since 1990. The Audit Committee of the Board has selected Deloitte as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2021.

The following table presents the aggregate fees paid to or accrued by Deloitte for the audit of the Company’s annual consolidated financial statements, and all other professional services rendered by Deloitte, for the fiscal years ended March 31, 2020, and March 31, 2019:

	Fiscal 2020 ($)	Fiscal 2019 ($)
Audit Fees	$1,650,161	$1,773,266
Audit Related Fees	-	-
Tax Fees	89,186	113,888
All Other Fees	-	1,895
TOTAL FEES	$1,739,347	$1,889,049

Audit-Related Fees

Deloitte billed no audit-related fees for the fiscal years ended March 31, 2020 and 2019. Deloitte did not provide audit-related services during the last two fiscal years. The Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwriting), and all audit-related services Deloitte provided to us, subject to a de minimis exception as set forth in the SEC’s rules.

Tax Related Fees

Deloitte’s fees for tax-related services were $89,186 and $113,888 for the fiscal years ended March 31, 2020 and 2019, respectively.

All Other Fees

Deloitte’s fees for an annual license to online resources were $0 and $1,895 for the fiscal years ended March 31, 2020 and 2019, respectively.

FREQUENTLY ASKED QUESTIONS CONCERNING THE 2020 ANNUAL MEETING OF SHAREHOLDERS

Why did I receive these proxy materials?

These proxy materials are first being distributed on or about August 3, 2020, to the Company’s shareholders in connection with our Board’s solicitation of proxies to be voted at the 2020 Annual Meeting on September 15, 2020, at 8:00 am ET, at ePlus’ Corporate Headquarters, 13595 Dulles Technology Drive, Herndon, Virginia, 20171, and any postponement or adjournment thereof. Although we currently plan to meet in person, ePlus will prioritize the health and well-being of our shareholders, directors, and employees in the midst of the COVID-19 outbreak. If appropriate, we may hold our 2020 Annual Meeting virtually over the Internet, at the above date and time, via live audio webcast. If we decide to conduct the 2020 Annual Meeting virtually, we will announce this change through a press release, the filing of additional solicitation material with the SEC, and on our website. We will provide instructions as to how you or your proxy holder may participate, vote, and examine a list of shareholders of record at the virtual 2020 Annual Meeting at that time. This proxy statement describes the matters on which you, as the Company’s shareholder, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

What is the purpose of the 2020 Annual Meeting?

At our 2020 Annual Meeting, shareholders will be asked to vote to (1) elect the eight director nominees named in this proxy statement for a term expiring at the 2021 Annual Meeting of Shareholders; (2) approve, on an advisory basis, the compensation of our NEOs; and (3) ratify the appointment of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1 – Election of Directors,” “Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation,” and “Proposal 3 – Ratification of Independent Registered Public Accounting Firm.” The Board does not know of any matters to be brought before the meeting other than as set forth in the Notice of 2020 Annual Meeting of Shareholders.

Who may attend the 2020 Annual Meeting?

Only holders of our common stock as of the close of business on our Record Date, which was July 22, 2020, or their duly appointed proxies, may attend the 2020 Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank, or other nominee, or a copy of the statement (such as a brokerage statement) from your broker, bank, or other nominee reflecting your stock ownership as of our Record Date to be admitted to the 2020 Annual Meeting.

Who may vote at the 2020 Annual Meeting?

Holders of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the 2020 Annual Meeting. As of July 22, 2020, there were 13,553,424  shares of our common stock outstanding, which includes 180,451 unvested restricted shares entitled to vote at the 2020 Annual Meeting, with each share entitled to one vote.

How do I vote at the 2020 Annual Meeting?

Eligible shareholders may vote in one of four ways:

•	By telephone. Use the toll-free telephone number shown on your Notice or proxy card;
•	Via the Internet. Visit the Internet website shown on your Notice or proxy card and follow the on-screen instructions;
•	By mail. Date, sign, and promptly return your proxy card by mail in a postage prepaid envelope; or
•	In person. Deliver a completed proxy card at the meeting or vote in person.

Voting instructions for eligible shareholders (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholder identities, allow shareholders to give voting instructions, and confirm that the shareholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify shareholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the shareholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. ET on September 14, 2020.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If an eligible shareholder does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, and which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

•
Non-Discretionary Items. The election of directors (Proposal 1) and the advisory vote to approve Named Executive Officer compensation (Proposal 2) may not be voted on by your broker if it has not received voting instructions.

•
Discretionary Items. The ratification of Deloitte as the Company’s independent registered public accounting firm (Proposal 3) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the 2020 Annual Meeting, or any adjournments or postponements thereof, by:

•	Mailing written notice of revocation or change to our Corporate Secretary, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia, 20171;
•	Delivering a later-dated proxy (either in writing, by telephone, or via the Internet); or
•	Voting in person at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?

No. As a matter of policy, shareholder proxies, ballots, and tabulations that identify individual shareholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?

A representative of the Company’s Transfer Agent, Computershare, will serve as the inspector of election for the 2020 Annual Meeting, and will count the votes.

What if other matters come up during the 2020 Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the 2020 Annual Meeting?

To constitute a quorum, there must be in attendance or represented by proxy a majority of the voting power of the outstanding capital stock entitled to vote at the 2020 Annual Meeting of Stockholders. A quorum is required to transact business at the 2020 Annual Meeting. Abstentions and broker non-votes count toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the 2020 Annual Meeting?

Proposal 1: Election of director nominees named in this proxy statement. Each of the eight nominees for director will be elected by a plurality of the shares present in person or by proxy at the 2020 Annual Meeting and entitled to vote on the election of directors, subject to the Company’s director resignation policy should any director not receive a majority of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the 2020 Annual Meeting. In the election of directors, Proposal 1, you may vote “for” each of the nominees or your vote may be “withheld” with respect to one or more of the nominees. Please note, however, that the Company’s Corporate Governance Guidelines provide that, in an uncontested election (that is, an election where the number of director nominees does not exceed the number of directors to be elected), if any nominee for director does not receive a majority of the votes cast, he or she is expected to tender his or her resignation in writing to the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall evaluate the resignation tendered and shall make a recommendation to the Board whether to accept or reject the resignation, or whether other actions should be taken. The Board shall act on each such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results. If a director’s resignation is not accepted by the Board, then the director who tendered that resignation will continue to serve on the Board until the 2021 Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation, or removal. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 2: Advisory vote to approve Named Executive Officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting, is required to approve on an advisory, non-binding basis the compensation paid to our NEOs. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting, is required to ratify Deloitte as the Company’s independent registered public accounting firm for the year ending March 31, 2021. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays to prepare, mail, and solicit the proxies?

The Company will bear the costs of solicitation of proxies for the 2020 Annual Meeting of Shareholders, including preparation, assembly, printing, and mailing of the Notice, this proxy statement, the Annual Report, the proxy card, and any additional information furnished to shareholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone, or electronic transmission on our behalf by our directors, officers, or employees. However, we do not reimburse or pay additional compensation to our own directors, officers, or other employees for soliciting proxies.

OTHER MATTERS

Other Business

The Board knows of no other matters that will be presented for consideration at the 2020 Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report, which includes our Form 10-K for the year ended March 31, 2020, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to Investor Relations, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia, 20171.

You may also obtain our Form 10-K via the SEC’s Internet site, www.sec.gov, or our Annual Report, which includes our Form 10-K, via our website, www.eplus.com/Investors/Pages/Annual-Reports.aspx.

Additional copies of the Annual Report, the Notice, this proxy statement, and the accompanying proxy may be obtained from our Investor Relations department at the address above.

Householding

Company shareholders who share an address may receive only one copy of the Notice or this proxy statement and the Annual Report from their bank, broker, or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of the Notice or this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting our Corporate Secretary, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia, 20171, or by telephone at (703) 984-8400. If you wish to receive separate copies of the Notice or this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank, or other nominee.

Shareholder Proposals for the 2021 Annual Meeting of Shareholders

Shareholders have the opportunity to submit proposals for the 2021 Annual Meeting of Shareholders. To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s Annual Meeting of Shareholders, your shareholder proposal must be submitted in writing by April 5, 2021, to the Corporate Secretary, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171. Proposals must be received by that date and satisfy the requirements of Rule 14a-8 under the Exchange Act to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2021 Annual Meeting of Shareholders.

In accordance with our Bylaws, if you wish to submit a proposal for consideration at next year’s Annual Meeting that is not to be included in next year’s proxy materials, or wish to nominate a candidate for election to the Board at next year’s Annual Meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary at least 60 days before the date of the first anniversary of this 2020 Annual Meeting if the 2021 Annual Meeting of Shareholders is held within 30 days of the anniversary of this 2020 Annual Meeting or, otherwise, within seven days after the first public announcement of the date of the 2021 Annual Meeting of Shareholders. Assuming that our 2021 Annual Meeting of Shareholders is held on schedule, to be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, we must receive written notice of your intention to introduce a nomination or other item of business at that Meeting before July 17, 2020. If we do not receive written notice during that time period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that Meeting will use their discretion in voting the proxies if any such matters are raised at the meeting.

A submission by an ePlus shareholder must contain the specific information required in ePlus’ Bylaws. If you would like a copy of ePlus’ current Bylaws, please write to the Corporate Secretary, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171. ePlus’ current Bylaws may also be found on the Company’s website at http://www.eplus.com/investors/corporate-governance-legal/amended-and-restated-bylaws.

Results of the 2020 Annual Meeting

The preliminary voting results will be announced at the 2020 Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the 2020 Annual Meeting.

Additional Information about the Company

Although the information contained on, or accessible through, our website is not part of this proxy statement, you will find information about ePlus and our corporate governance practices at http://www.eplus.com/investors. Our website contains information about our Board, its Committees, and their charters; our Bylaws; and our Code of Conduct, Certificate of Incorporation, and Corporate Governance Guidelines. Shareholders may obtain, without charge, printed copies of the above documents by writing to the Corporate Secretary, at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171.

The Company’s principal executive offices are located at ePlus, 13595 Dulles Technology Drive, Herndon, Virginia 20171. The Company’s main telephone number is (703) 984-8400.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report (accompanying this proxy statement), and in the periodic reports that we file with the SEC on Form 10-Q.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 15, 2020

The proxy materials for the Company’s the 2020 Annual Meeting, including our Annual Report on Form 10-K for the year ended March 31, 2020, and this proxy statement, are available online via the Company’s website at http://www.eplus.com/investors/investor-information/annual-meeting-proxy. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

August 3, 2020	By Order of the Board of Directors

Erica S. Stoecker
Corporate Secretary, General Counsel, & Chief Compliance Officer

e+ Where Technology Means More®

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted online or by phone must be received by 11:59 pm, Eastern Time, on September 14, 2020.

Online
Go to **www.envisionreports.com/PLUS** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll-free **1-800-652-VOTE (8683)** within the USA, US territories and Canada by 11:59 pm, Eastern Time, on September 14, 2020.

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PLUS.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

Nominee	For	Withhold
01 - BRUCE M. BOWEN	☐	☐
02 - JOHN E. CALLIES	☐	☐
03 - C. THOMAS FAULDERS, III	☐	☐
04 - ERIC D. HOVDE	☐	☐
05 - IRA A. HUNT, III	☐	☐
06 - MARK P. MARRON	☐	☐
07 - MAUREEN F. MORRISON	☐	☐
08 - BEN XIANG	☐	☐

Proposal	For	Against	Abstain
2. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THE PROXY.	☐	☐	☐
3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Shareholders of *e*Plus inc.

September 15, 2020, 8:00 am, Eastern Time
***e*Plus inc. Company Headquarters**
13595 Dulles Technology Drive, Herndon, Virginia 20171

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/PLUS.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PLUS.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — *e*Plus inc.

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 15, 2020

Erica S. Stoecker or Amanda C. Dupree, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of *e*Plus inc. to be held on September 15, 2020, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.